                                                Filed Pursuant to Rule 424(b)(1)
                                                Registration File No.: 333-36310

                                   PROSPECTUS

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                              12,301,263 SHARES OF
                                  COMMON STOCK
                                       AND
                              10,374,445 SHARES OF
                                  COMMON STOCK
                             ISSUABLE UPON EXERCISE
                                   OF WARRANTS

                             -----------------------

     This prospectus relates to the sale of up to an aggregate of 22,675,708 shares of our common stock consisting of 12,301,263 shares of common stock and 10,374,445 shares of common stock issuable upon exercise of warrants which may be offered for sale from time to time by the selling security holders. This prospectus is filed to comply with our undertaking to register certain shares of our common stock and shares issuable upon exercise of warrants issued in certain recent private placements and as financing fees.

     Our common stock is quoted on the Nasdaq OTC Bulletin Board under the trading symbol "SLIC.OB." On June 30, 2000, the last sale price of our common stock was $0.93 per share.

WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                             -----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

                 The date of this Prospectus is June 30, 2000.

                                           TABLE OF CONTENTS

                                                                                              Page

Prospectus Summary...............................................................................3
Risk Factors.....................................................................................6
Forward-Looking Statements......................................................................18
Use of Proceeds.................................................................................18
Dividend Policy.................................................................................19
Capitalization..................................................................................19
Selected Financial Data.........................................................................20
Management's Discussion and Analysis of Financial Condition and Results of Operations...........22
Business........................................................................................29
Management......................................................................................43
Certain Relationships and Related Transactions..................................................48
Principal Stockholders and Selling Security Holders.............................................50
Plan of Distribution............................................................................53
Description of Securities.......................................................................53
Legal Matters...................................................................................57
Experts.........................................................................................57
Additional Information Made Available To You....................................................57
Index to Financial Statement...................................................................F-1

===================================================================================================

===================================================================================================



                               PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. It is not complete and may not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and the related notes to those statements included in this prospectus.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

     We manufacture high power semiconductor diode lasers. We currently manufacture high power semiconductor diode lasers for a variety of applications across numerous industries, including printing, laser marking, medical, optical displays, precision machining, illuminating and military. We have recently commenced an effort to expand into telecommunications applications for our lasers. We are a component supplier of high power semiconductor diode lasers. We have the capability without substantial capital expenditures or an expansion of staff to manufacture products with telecommunications applications. Most of our customers are Original Equipment Manufacturers.

     We manufacture products at a high technology facility in Broome County, New York built to our specifications. We currently utilize 15,000 square feet at such location, including a 4,500 square feet clean room (i.e. one that is relatively free of particulate contamination and electro static discharge).

                             CORPORATE INFORMATION

     Our company was incorporated in New York in September of 1993 and reincorporated in Delaware in September 1997. Our principal executive offices are located at 15 Link Drive, Binghamton, New York 13904. Our telephone number is (607) 722-3800.

                                  THE OFFERING


Common stock offered by this offering...................    12,301,263 shares of common stock and 10,374,445 shares
                                                            of common stock issuable upon exercise of warrants.

Risk Factors............................................    This offering involves a high degree of risk. See "Risk
                                                            Factors" beginning of page 6.

Use of Proceeds.........................................    Other than the proceeds from the exercise of the
                                                            warrants in exchange for shares of our common stock
                                                            covered by this prospectus, we will not receive any of
                                                            the proceeds from the sale of the shares. The holders
                                                            of the warrants are not obligated to exercise their
                                                            warrants, and there can be no assurance that we will
                                                            receive any proceeds from this offering.

                                                            Any proceeds we receive from the exercise of the
                                                            warrants will be used for working capital purposes,
                                                            including up to $4,000,000 on new equipment to expand
                                                            the products with telecommunications applications that
                                                            we could manufacture. See "Use of Proceeds" on page 18.

Dividend Policy.........................................    We intend to retain any earnings to finance the
                                                            development and growth of our business. Accordingly, we
                                                            do not anticipate that we will declare any cash
                                                            dividends on our common stock for the foreseeable
                                                            future. See "Dividend Policy" on page 19.

Nasdaq OTC Bulletin Board symbol........................    SLIC.OB


                             SUMMARY FINANCIAL DATA

     The summary financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes included in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from audited financial statements included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and March 31, 2000 and the balance sheet data as of March 31, 2000 are derived from the unaudited financial statements included in this prospectus and include all adjustments that management considers necessary for a fair presentation of the financial statements.


                                   December 31,     December 31,      December 31,       March 31,        March 31,
                                       1997             1998              1999             1999             2000

STATEMENT OF OPERATIONS DATA:

Net Sales..................          $   478,924     $   2,197,736      $  1,524,514     $   298,545       $   405,850

Cost of sales..............           (1,482,579)       (3,093,343)       (1,871,216)       (663,886)         (813,766)

Sales and marketing expenses             368,513           395,339           329,927          63,220            82,681

General and administrative
expenses...................            4,082,360         2,882,320         2,651,139         570,804           821,861

Loss from operations.......           (6,105,770)       (4,180,539)       (3,404,471)     (1,001,103)       (1,324,232)

Interest income............              105,959            42,677            35,482             305            20,465

Net loss...................           (5,999,811)       (4,137,862)       (3,368,989)     (1,000,798)       (1,303,767)

Earnings (loss) per
share-basic and diluted....               ($2.15)           ($0.44)           ($0.26)         ($0.09)           ($0.07)

Weighted average shares
outstanding................            3,572,458         9,320,785        13,078,597      11,226,052        18,125,138




                                                                                     March 31, 2000
BALANCE SHEET DATA:
Cash and equivalents.............................................................    $4,999,660
Accounts receivable, net of allowance for doubtful accounts of $583,293..........       290,683
Total assets.....................................................................     8,858,700
Total current liabilities........................................................     2,005,416
Long-term debt...................................................................       703,122
Total liabilities................................................................     2,808,538
Total shareholders' equity.......................................................     6,050,162


                                  RISK FACTORS

     An investment in the shares offered hereby involves a high degree of risk. The following risk factors, in addition to those discussed elsewhere in this prospectus should be considered carefully in evaluating our company and our business. Additional risks that are not yet identified or that we currently think are immaterial may materially adversely affect our business and financial condition in the future.

We have a history of significant losses and an accumulated deficit at March 31, 2000.

     We have incurred net losses from inception and have at March 31, 2000 an accumulated deficit of $21,632,794. It is anticipated that we will continue to incur losses for the immediate future until we are able to generate sales levels sufficient to support our operations. There can be no assurance that we will be able to achieve profitable operations.

We are making a substantial investment in our business and need to raise additional capital.

     We have available a collateralized line of credit, subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. The line bears interest at prime plus 2.5%. We utilized $1,000,000 of this line as of December 31, 1999. In May 2000, we agreed with BSB Bank & Trust Company to pay down approximately $210,000 of the line of credit, representing the amount in excess of the borrowing base. Such excess amount had been cash collateralized. In connection with such agreement, the line of credit was extended to March 31, 2001. While we are in receipt of $5,830,000 from private placements since January 1, 2000, such monies will not be sufficient to meet our capital needs as currently projected. We intend to seek additional financing, from financial and banking institutions as well as through further equity financings. Based upon the fiscal 2000 budget, we expect that our cash and working capital requirements will continue to be significant as our operations expand. Potential sources for our cash and working capital requirements also include revenue growth. We anticipate based upon our business plan, that without any capital infusion, our cash will be sufficient for our needs at least until June 30, 2001. In the event that our plans change or our assumptions change or prove to be inaccurate, we could be required to obtain additional financing sooner than currently anticipated. In connection with the projected development of our business into telecommunication applications, we could be required to buy substantial additional equipment as well as increase the size of our manufacturing facility and expand our operating personnel. To take advantage of our full potential revenue opportunities in telecommunications, such expansion will require substantial additional capital beyond that currently available to us. There can be no assurance we will be able to obtain additional financing when needed, on commercially reasonable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to realize our business plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our growth and expansion into telecommunications products may strain our resources and we may not be able to attract customers.

     We intend to seek to grow our business through expansion into telecommunications products. The expansion into telecommunications may place a considerable strain on our management, financial, manufacturing and other resources. We have no meaningful orders for telecommunications products. We are currently in discussions with several other telecommunications companies concerning orders for new products. There can be no assurance that we will receive any orders from these companies or if we do receive orders from one or more customers that we will be able to consistently meet stringent telecommunication specifications. We expect to experience fluctuation in customer orders and competitive, technological and pricing constraints. We may also be unable to develop new products on a timely schedule.

If we do not introduce new products and services in a timely manner, our telecommunications products will become obsolete, and our operating results will suffer.

     We intend to sell our products in several industries that are characterized by rapid technological changes, frequent new product introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products will likely become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products will depend on several factors, including our ability to:

     o   properly identify customer needs;
     o   price our products competitively;
     o   innovate and develop new technologies and applications; and
     o   manufacture and deliver our products in sufficient volumes on time.

     Our products may be used by our customers to develop, test and manufacture their new products. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers' products. If we fail to adequately predict our customers' needs and future activities, we may invest in research and development of products that do not lead to significant revenue. Moreover, significant technical innovations generally require a substantial investment before we can determine the commercial viability of these innovations. We may not have the financial resources necessary to fund these technical innovations.

We have experienced manufacturing difficulties which affect our results of operations.

     The manufacture of semiconductor lasers such as those sold by our company is a highly complex and precise process, requiring production in a highly controlled and clean environment with the utilization of materials free of defects and contamination. These factors have a significant impact on production yields and product reliability which in turn affect operating results and future customer acceptance. We, as well as other semiconductor laser manufacturers have, from time to time, experienced technical production problems which have resulted in adverse financial consequences. We believe we have taken the appropriate steps in our development to address such problems, although no assurance can be given that our systems, procedures, procurement efforts and production efforts and process are such that these problems will not be experienced in the future.

     We rely almost exclusively on our own production capability in:

     o   computer-aided chip and package design;
     o   wafer fabrication;
     o   wafer processing;
     o   device packaging;
     o   hybrid microelectronic packaging;
     o   printed circuit board testing; and
     o   final assembly and testing of products.

     Because we manufacture, package and test these components, products and systems at our own facility, and because these components, products and systems are not readily available from other sources, our business and results of operations will be significantly impaired if our manufacturing is interrupted by any of the following:

     o   shortages of parts of equipment;
     o   equipment failures;
     o   poor yields;
     o   fire or natural disaster; or
     o   otherwise.

     Since the onset of full commercial production, we, on occasion, have been unable to manufacture certain products in quantities sufficient to meet the demands of our existing customer base and that of new customers based upon equipment and/or other technical problems arising at various points during the production process. While at this time we are not experiencing any significant technical manufacturing problems, there can be no assurance that technical manufacturing problems could not arise in the future. The expansion in the scope of our operations has placed considerable strain on us to continually improve a variety of operating, financial and other systems. There can be no assurance that any existing or new systems, procedures or controls will be adequate to support our preparations or that our systems, procedures and controls will be designed, implemented or improved in a cost effective and timely manner. Lack of financial resources to implement, improve and expand such systems, procedures and controls in an efficient manner and at a pace consistent with our business could have a material adverse impact on our business and results of operations.

We operate in a rapidly changing, highly competitive market and we may not have adequate resources to compete successfully.

     Our markets are highly competitive. We face current or potential competition from four primary sources:

     o   direct competitors;
     o   potential entrants;
     o   suppliers of potential new technologies; and
     o   suppliers of existing alternative technologies.

     We face intense competitive pressure and may be unsuccessful even if our products and manufacturing process are superior to those of our competitors. In addition, many of our competitors:

     o have substantially greater financial, manufacturing, personnel, technological, marketing, distribution, operating, administrative and other resources;
     o have established reputations for success in the development, licensing, sale and servicing of their products and technology; and
     o may be developing technologies or products of which we are unaware, which may be functionally similar, or superior, to some or all of those being developed by us.

     There can be no assurance that we will be able to compete successfully with these companies or other competitors. As the market for our products grows, new competitors are likely to emerge. Additional competition could adversely affect our operations. Moreover, the high power semiconductor diode laser and telecommunication markets are characterized by extensive research and rapid technological change. The development by others of new or improved products, processes or technologies may make our current or future products obsolete or less competitive than currently anticipated. There can be no assurance that advances in other or alternative technologies will not make our products obsolete or less competitive.

     Increased competition has resulted and could, in the future, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures we face will not have a material adverse effect on our business and results of operations. We expect that both direct and indirect competition will increase in the future. Additional competition could have a material adverse effect on our results of operations through price reductions and loss of market share.

We depend on third party suppliers of raw materials and components.

     Our products require high quality raw materials and components which we purchase from others. Our ability to manufacture our products will depend upon our ability to establish commercial relationships with at least some third party suppliers. However, our business and results of operations have in the past been and could be impaired by:

     o   a stoppage or delay of supply;
     o   substitution of more expensive or less reliable parts;
     o   receipt of defective parts or contaminated materials; and
     o an increase in the price of such supplies or our inability to obtain reduced pricing from our suppliers in response to competitive pressures.

     We do not currently maintain supply agreements with most of our suppliers (intending instead to purchase needed raw materials and components pursuant to purchase orders in the ordinary course of business). Our production will also be dependent upon our suppliers satisfying our performance and quality specifications and dedicating sufficient production capacity to meet our scheduled delivery times. There can be no assurance that we will be able to establish any commercial relationships with suppliers or, if we are able to do so, that such suppliers will be able to satisfy our scheduled delivery or performance requirements or have sufficient production capacity to satisfy such requirements during any period of sustained demand. Failure or delay by our suppliers in supplying us with needed raw materials and components would adversely affect our operating margins and our ability to manufacture and deliver products on a timely and competitive basis, which could, in turn, have a material adverse effect on us.

Potential competitive advantages from our exclusive rights to the Desorption Mass Spectrometric technology and aluminum free technology are subject to certain risks.

     We have an exclusive ten year license on the Desorption Mass Spectrometric technology as it applies to laser technology, pursuant to a license agreement with the United States Air Force. Initially, we used the Air Force patent to develop products. More recently, our scientists have developed an optical system to replace Desorption Mass Spectrometric, which is an electrical system. Our system works similarly to Desorption Mass Spectrometric to control the temperature of the substrate but we believe that our system is simpler to use and easier to control. As a result, we do not rely on Desorption Mass Spectrometric for any current products. We are current on administrative payments to the Air Force to keep this license in good standing, but there are no royalty payments due because we are not using the technology for products sold. We believe that the license agreement with the Air Force could become valuable to us in the future.

     We have a license agreement with Northwestern University granting us exclusive worldwide rights relating to aluminum free high power semiconductor diode lasers under patent rights of Northwestern University. Our agreements with the Air Force and Northwestern University represent a potential competitive advantage but we are dependent upon our ability to exploit the technology under both such agreements and to do so, if possible, on an exclusive basis. Accordingly, we consider patent protection for such Desorption Mass Spectrometric and aluminum free technology, and our trade secrets relating thereto, to be important to our business prospects. While both licenses are based on patents received by the Air Force and Northwestern University, respectively, there can be no assurance, however, that:

     o   the patents will not be invalidated, circumvented or challenged;
     o others will not independently develop, or have not already developed, similar or more advanced technologies than our technology;
     o others will not design around or have not already designed around aspects of the technology and/or our trade secrets developed therefrom; or
     o that the steps taken by our company and the Air Force, to date, will prevent misappropriation of the Desorption Mass Spectrometric technology.

     No applications for patent protection in foreign countries have yet been made. In addition, to the extent that consultants, key employees or third parties apply technological information independently developed by them or others to our projects, disputes may arise as to the proprietary rights to such information.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

     The semiconductor, optoelectronics, communications, information and laser industries are characterized by frequent litigation regarding patent and other intellectual property rights. Litigation may be necessary in the future:

     o   to enforce our intellectual property rights;

     o to determine the validity and scope of the proprietary rights of others; and

     o to defend against claims of infringement or invalidity of intellectual property rights developed internally or acquired from third parties.

     There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages which could also have a material adverse effect on our business.

     We believe that the patent rights and the license with Northwestern University cover all production methods, including, but not limited to Molecular Beam Epitaxy and Metal Organic Chemical Vapor Deposition. We believe that attempts by others to develop equivalent aluminum free technology could infringe on our exclusive rights. Enforcement of these rights will require coordination by us with Northwestern University. We believe that the exclusive right granted under the license with Northwestern University constitute an as of yet undetermined competitive advantage. Coherent, Inc., a competitor of ours, has advised us and Northwestern University that it believes that the patent rights under the license with Northwestern University do not cover the manufacture of aluminum free products other than by Metal Organic Chemical Vapor Deposition. Alternatively, Coherent, Inc. claims that its products do not infringe on Northwestern University's patents. We are reviewing our options with respect to such infringements. At this time, no litigation has been instituted by us, Northwestern or any third party with respect to the scope of the patent rights under the license with Northwestern University and Northwestern University has indicated to us that it will not institute any litigation at this time.

We may be exposed to product liability claims.

     The products that we will market are intended for use by commercial end users and Original Equipment Manufacturers in their end products. Some of our products may become critical components in medical and surgical devices or in printing, data storage and data transmission and telecommunications systems. The use of high power semiconductor diode lasers is regulated by the Center for Disease and Radiological Health because the misuse or mishandling of such products could result in injury from exposure to the laser light emissions. A malfunction of our products in any application could result in tort lawsuits based on injuries resulting from such malfunctions, or in contract damages lawsuits resulting from the high costs of repairing or replacing our high power semiconductor diode lasers in applications such as satellites or fiber cables or due to lost profits for data transmission down time. There can be no assurance that our warranty disclaimers and liability limitations and adherence to safety standards will be effective in limiting our liability for any such damages. Moreover, while we maintain product liability insurance in the amount of $1 million per occurrence with a $2 million aggregate limit, there can be no assurance that this insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured claim against us could have a material adverse effect on our business.

We have been subject to investigations which could have a material adverse effect on our business.

     Since April 1998, we had been responding to informal requests for information from the Securities and Exchange Commission. In August 1998, we learned that in June 1998, the Securities and Exchange Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with our company. Pursuant to this formal order of investigation, we and certain of our current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Securities and Exchange Commission. We do not know whether or not this investigation remains active and are not able to speculate as to the specific subject matter of the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on us. We have cooperated with the investigation and responded to all requests for information in connection with the investigation. No such requests for information have been forthcoming since late 1998.

     In August 1998, we learned that the United States Attorney's Office for the Southern District of New York is investigating whether violations of securities laws have occurred in connection with our public disclosures but has been informed that we are not presently a target of the investigation. We have cooperated fully with the investigation and have responded to a grand jury subpoena issued in connection with the investigation. We do not know whether or not this investigation remains active and are unable to speculate as to the outcome or possible effect of the investigation on our company or our management. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on our company or our current management. Management believes that there are meritorious defenses to the issues raised by this investigation and intends to defend this matter vigorously. No requests for information have been received since late 1998.

We are exposed to risks of doing business internationally.

     Revenues from customers outside of the United States accounted for approximately 57% of our total revenue in fiscal year 1999. International revenue carries a number of inherent risks, including:

     o   Local economic and market conditions.
     o   Difficulties in enforcing intellectual property and contractual rights.
     o The need for compliance with a variety of international and United States export regulations.
     o   Unexpected changes in regulatory requirements.
     o   Trade barriers.
     o Difficulties in staffing and managing international operations because of distance, language and cultural differences.
     o   Longer payment cycles.
     o   Currency exchange rate fluctuations.
     o   Problems in collecting accounts receivable.
     o   Political and economic instability.
     o   Export restrictions.
     o   Seasonal fluctuations in business activity.
     o   Potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on our future international presence and, consequently, on our business, operating results and financial condition.

We are subject to environmental regulations which could impose the need for additional capital equipment or other requirements.

     We are, and will be, subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous or regulated chemicals used in our manufacturing processes. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Further, such regulations could restrict expansion of our operations. Any failure by us to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous or regulated substances under present or future regulations could subject us to substantial liability, require costly changes in our manufacturing processes or facilities, or cause our manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on our results of operations or financial condition. We would also be forced to eliminate certain substances from our manufacturing processes. Failure to obtain adequate replacements could result in decreased manufacturing yield, impairment of product reliability, inability to fabricate certain products, and increased manufacturing costs.

We depend upon key personnel and may be unable to hire qualified personnel.

     We are dependent on the continued services of Dr. Geoffrey T. Burnham, our Chairman of the Board, President and Chief Executive Officer. If Dr. Burnham were to leave us, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary company and industry knowledge.

     Our success will also be dependent upon our ability to attract and retain experienced high power semiconductor diode laser production, marketing and manufacturing personnel with the specific executive skills necessary to assist our business. We may not be successful in attracting, retaining or motivating key personnel. Our industry is experiencing a shortage in qualified personnel. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business may be affected adversely.

Our stock price has been volatile, which may make it more difficult for you to resell shares when you want to do so and at prices you find attractive.

     The trading price of our common stock can fluctuate significantly. For example, during the 52 week period ended May 31, 2000, the market price of our common stock ranged from $0.18 to $5.18. The stock price may fluctuate in response to a number of events and factors, including:

     o   Quarterly variations in operating results;
     o Announcements of technological innovations or new products and services by us or its competitors;
     o Changes in financial estimates and recommendations by securities analysts;
     o The operating and stock price performance of other companies that investors may deem comparable; and
     o   News reports relating to trends in our markets.

     In addition, the stock market in general and the market prices for semiconductor companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may affect adversely the price of our common stock, regardless of operating performance. A drop in the market price of our common stock may affect adversely our business and financial opportunities.

We may incur significant costs from class action litigation due to our stock volatility.

     When the market price of a stock has been volatile, holders of that stock have occasionally instituted securities class action litigation. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Shares eligible for sale after this offering could adversely affect our stock price.

     The market price of our common stock could decline as a result of sales by the selling security holders of their shares of common stock after this offering, or other sales of shares that become eligible for resale under Rule 144, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, the selling security holders together hold warrants to purchase an aggregate of 10,374,445 shares of our common stock which are also covered by this offering. If they exercise these warrants and sell the underlying shares of common stock in the market, the market price of our common stock could decline.

Certain events could result in a dilution of your ownership of our common stock.

     As of May 31, 2000, we had approximately 28,478,263 million shares of the our common stock outstanding and approximately 12,988,900 shares of our common stock equivalents including convertible preferred stock, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the warrants and stock options range from $0.05 to $5.00 per share. These common stock equivalents also provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions and, in certain cases, upon the issuance of common stock at below market prices. If one or more of these events occurs the number of shares of our common stock that may be issued upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock. In addition, if we continue to raise additional financing through private placements your percentage of ownership may be diluted.

     Under the terms of a Securities Purchase Agreement, dated as of February 5, 1999, with bmp Mobility AG Venture Capital, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of April 28, 1999, bmp Mobility AG Venture Capital purchased, in multiple tranches, 2,000,000 newly issued shares of our common stock and 1,000,000 shares of our Series B Convertible Preferred Stock each convertible into 5 shares of our common stock or an aggregate of 5,000,000 shares of our common stock. Based on public filings, we are aware that bmp Mobility AG Venture Capital has transferred ownership of its shares of common stock, Series B Convertible Preferred Stock and a warrant to purchase an aggregate of 500,000 shares of common stock to ANB Alster Neue Beiteiligungs GmbH & Co. KG. The Series B Convertible Preferred Stock and warrants contain certain provisions relating to anti-dilution protection against private placement issuances of securities below fair market value. We have had certain discussions with a representative of ANB Neue Beiteiligungs GmbH & Co. KG concerning the applicability of these provisions to the private placements consummated this year. We have contended that no such adjustment is required and sought a waiver of such provisions from ANB Alster Neue Beiteiligungs GmbH & Co. KG. To date no agreement has been reached. To the extent that it is determined that such adjustment is required, the failure to reach such agreement could result in an increase in the number of shares of our common stock issuable upon exercise of the Series B Convertible Preferred Stock and warrants and thereby result in potential dilution to the percentage ownership of common stock offered hereby.

A significant percentage of our revenues are generated from a few customers.

     A relatively limited number of customers accounted for a substantial portion of our revenue in fiscal year 1999. Revenue to any single customer is also subject to significant variability from quarter to quarter. Such fluctuations could have a material adverse effect on our business, operating results or financial condition. We expect that revenue to a limited number of customers will continue to account for a high percentage of the net sales for the foreseeable future. Moreover, there can be no assurance that current customers will continue to place orders or that we will be able to obtain new orders from new customers.

Equity financings obtained by us may prevent us from using net operating loss carry forwards in the future.

     Our net operating loss carry forwards expire in the years 2008 to 2019. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating losses is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity financings obtained by us since our inception may have resulted in an ownership change and, thus, in a limitation on our use of prior net operating losses. In the event we achieve profitable operations, any significant limitation on the utilization of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash resources.

We depend on emerging applications and new products.

     Our current products and the telecommunications products we are seeking to obtain orders for serve many applications in the communications and industrial laser markets. In many cases, our products are substantially completed, but the customer's product incorporating our products is not yet completed or the applications or markets for the customer's product are new or emerging. In addition, some of our customers are currently in the process of developing new products that are in various stages of development, testing and qualification, and sometimes are in emerging applications or new markets.

     We believe that rapid customer acceptance and qualification of our new products is key to our financial results. Substantial portions of our products address markets that are not now, and may never become, substantial commercial markets. We have experienced, and are expected to continue to experience, delays in qualification, fluctuation in customer orders and competitive, technological and pricing constraints that may preclude development of markets for our products and our customers' products.

     We and our customers are often required to test and qualify pump lasers and modules, modulators, amplifiers, and transmitters among other new products for potential volume applications. In the telecommunications industry, market qualification is an especially costly, time consuming and difficult process. We cannot assure you that:

     o Our company or our customers will continue their existing product development efforts, or if continued that such efforts will be successful;
     o Markets will develop for any of our technology or that pricing will enable such markets to develop;
     o Other technology or products will not supersede our products or our customer's products; and
     o Our company or our customers will be able to qualify products for certain customers or markets.

     We may also be unable to develop or qualify new products on a timely schedule. Moreover, even if we are successful in the timely development of new products that are accepted in the market, we often experience lower margins on these products. The lower margins are due to lower yields and other factors, and thus we may be unable to manufacture and sell new products at an acceptable cost so as to achieve acceptable gross margins.

We have issued shares of Series B Convertible Preferred Stock and may be prohibited from engaging in a "business combination" which could delay or prevent a change-in-control.

     The issuance of shares of our common stock and shares convertible into our common stock during the preceding 24 months to bmp Mobility AG Venture Capital and the shareholders offering shares in this offering, and our ability to issue additional shares of common stock and Series B Convertible Preferred Stock in the future, without shareholder approval could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Additionally, we are subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in any "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 of the Delaware General Corporation Law also could have the effect of delaying or preventing a change-in-control our company. This provision may also reduce the likelihood of an acquisition of our company at a premium price by another person or entity.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

     These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus describe factors that could contribute to or cause differences between our expectations and actual results.

     We have described many of these factors in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Because of these risks and uncertainties, the forward-looking statements contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS

     This prospectus relates to the sale of 22,675,708 shares of our common stock consisting of 12,301,263 shares of common stock and 10,374,445 shares of common stock issuable upon exercise of warrants which were issued by our company to the selling security holders. Other than the proceeds from the exercise of the warrants in exchange for shares of our common stock covered by this prospectus, we will not receive any of the proceeds from the sale of the shares in this offering. The holders of the warrants are not obligated to exercise their warrants, and there can be no assurance that we will receive any proceeds from this offering. In addition, warrants to purchase 424,445 shares of common stock may be exercised on a cashless basis. If, however, all the warrants are exercised for cash, the gross proceeds to our company would be $7,655,833.80. In the event that we acquire any proceeds from the sale of the shares issued upon exercise of the warrants, we currently intend to use the proceeds for working capital purposes, including up to $4,000,000 on new equipment to expand the products with telecommunications applications that we could manufacture. A substantial portion of such expenditures on equipment may be financed, to the extent that financing is available.

                                DIVIDEND POLICY

     We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our Board of Directors.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2000. You should read this information in conjunction with our financial statements appearing elsewhere in this prospectus, and with the section entitled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                                               March 31, 2000
                                                                                               --------------

   Cash and cash equivalents..................................................................   $4,999,660
                                                                                                 ==========

   Total Liabilities..........................................................................   $2,808,538
                                                                                                 ----------

   Common stock, $.01 par value, 75,000,000 shares authorized, 28,474,3897 issued and
   outstanding at March 31, 2000..............................................................      284,744
        Convertible Preferred Stock...........................................................       10,000
        Additional paid-in capital............................................................   27,636,453
        Treasury stock........................................................................     (248,241)
        Accumulated deficit...................................................................  (21,632,794)
                                                                                                -----------

   Total Shareholders' Equity.................................................................    6,050,162
                                                                                                  ---------
   Total Liabilities and Shareholders' Equity/Total Capitalization............................   $8,858,700
                                                                                                 ==========


                             SELECTED FINANCIAL DATA

     This section presents selected historical financial data of our company. You should read carefully the financial statements included in this prospectus. The selected data in this section is not intended to replace the financial statements and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The selected financial data shown below for, and as of the end of, each of the years in the five-year period ended December 31, 1999, have been derived from the financial statements of our company audited by PricewaterhouseCoopers LLP, independent auditors. The selected financial data as of and for the quarters ended March 31, 1999 and 2000 are derived from unaudited financial statements which appear elsewhere in this prospectus.



                                   December 31,  December 31,  December 31,  December 31,  December 31, Three months ended March 31,
                                       1995          1996          1997          1998          1999          1999          2000
                                   ------------  ------------  ------------  ------------  ------------  ------------  ------------
STATEMENT OF OPERATIONS DATA:

Net Sales ......................           --            --    $    478,924  $  2,197,736  $  1,524,514  $    298,545  $    405,850

Cost of sales ..................           --            --      (1,482,579)   (3,093,343)   (1,871,216)     (663,886)     (813,766)
                                     ----------     ---------   -----------   -----------   -----------   -----------   -----------

         Gross margin ..........           --            --      (1,003,655)     (895,607)     (346,702)     (365,341)     (407,916)

Operating expenses:

Research and development
expenses .......................   $    165,755  $  2,073,436  $    651,242  $      7,273  $     76,703  $      1,738  $     11,774

Sales and marketing expenses ...         87,476       173,329       368,513       395,339       329,927        63,220        82,681

General and administrative .....
expenses .......................        924,108     1,067,347     4,082,360     2,882,320     2,651,139       570,804       821,861
                                     ----------     ---------   -----------   -----------   -----------   -----------   -----------

Loss from operations ...........     (1,177,339)   (3,314,112)   (6,105,770)   (4,180,539)   (3,404,471)   (1,001,103)   (1,324,232)

Interest income ................         26,942       237,253       105,959        42,677        35,482           305        20,465
                                     ----------     ---------   -----------   -----------   -----------   -----------   -----------

         Net loss ..............     (1,150,397)   (3,382,160)   (5,999,811)   (4,137,862)   (3,368,989)   (1,000,798)   (1,303,767)

Less:  Beneficial conversion
feature ........................           --            --      (1,688,000)         --            --            --            --

Net loss applicable to
common stock ...................   $ (1,150,397) $ (3,382,160) $ (7,687,811) $ (4,137,862) $ (3,368,989) $ (1,000,798) $ (1,303,767)

Earnings per share-basic and
diluted ........................         ($1.01)       ($1.14)       ($2.15)       ($0.44)       ($0.26)       ($0.09)       ($0.07)
                                   ============  ============  ============  ============  ============  ============  ============


Weighted average shares
outstanding ....................      1,250,248     2,984,170     3,572,458     9,320,785    13,078,597    11,226,052    18,125,138
                                   ============  ============  ============  ============  ============  ============  ============



BALANCE SHEET DATA:

                                             December 31,    December 31,    December 31,    December 31,
                                                 1995            1996           1997            1998
                                             ------------    ------------    ------------    ------------
Assets
Current assets
    Cash and equivalents .................   $    491,971    $  4,266,168    $  1,934,574    $    111,820
    Restricted Cash ......................         39,071            --              --              --
    Accounts Receivable, net of allowance
      for doubtful accounts...............          5,335          61,047         201,070         296,193

    Inventory ............................          2,600           6,316         139,201         333,806

Prepaid expenses and other assets ........           --              --            70,717         209,717
                                             ------------    ------------    ------------    ------------
         Total current assets ............   $    538,977    $  4,333,531    $  2,345,562    $    951,536

Deferred financing costs .................        134,431            --              --              --

Property, plant and equipment, net .......        162,175       3,035,929       2,719,816       2,691,926

Intangible Assets, net of accumulated
amortization .............................          2,022           1,348            --              --

Deposits and other assets ................          4,130         655,928         591,320          95,093
                                             ------------    ------------    ------------    ------------

         Total assets ....................   $    841,735    $  8,026,736    $  5,657,372    $  3,738,555
                                             ============    ============    ============    ============

Liabilities and Shareholders' Equity


Current liabilities

    Accounts payable .....................   $    208,940    $  1,142,272    $    512,447    $  1,127,589

    Notes Payable (Line of Credit) .......           --              --              --           550,000

    Accrued expenses and other liabilities        134,331          92,199         161,545         164,235

    Current portion of long-term debt ....         81,787          25,948          36,394          37,170
                                             ------------    ------------    ------------    ------------


         Total current liabilities .......        425,058       1,260,419         710,386       1,878,994


Long-term debt ...........................         19,882         809,926         798,283         765,686

Accrued royalty payments .................        100,000         100,000         100,000         100,000
                                             ------------    ------------    ------------    ------------


         Total liabilities ...............        544,940       2,170,345       1,608,669       2,744,680
                                             ------------    ------------    ------------    ------------

Shareholders' Equity

Common stock, $.01 par value,
75,000,000 shares authorized,
1,393,653 shares issued and
outstanding at December 31, 1995;
3,409,607 shares issued and
outstanding at December 31, 1996;
8,389,552 shares issued and
outstanding at December 31, 1997;
15,641,064 issued and outstanding at
December 31, 1999; 28,474,3897 issued
and outstanding at March 31, 2000  .......         13,936          34,096          83,896         100,396


Subscriptions Receivable .................           --         1,123,438            --              --

Treasury stock ...........................           --          (248,241)       (248,241)       (248,241)

Convertible Preferred Stock ..............           --              --              --              --

Additional paid-in capital ...............      2,035,065      10,081,464      17,035,225      18,060,685

Accumulated deficit ......................     (1,752,306)     (5,134,366)    (12,822,177)    (16,960,038)
                                             ------------    ------------    ------------    ------------

      Total Shareholders' Equity .........        296,795       5,856,391       4,048,703         993,875
                                             ------------    ------------    ------------    ------------

      Total Liabilities and
        Shareholders' Equity .............   $    841,735    $  8,026,736    $  5,657,372    $  3,738,555
                                             ============    ============    ============    ============





BALANCE SHEET DATA:
                                                                  Three Months
                                                 December 31,    Ended March 31,
                                                     1999             2000
Assets                                           ------------    --------------
Current assets
    Cash and equivalents .................       $    347,747    $  4,999,660
    Restricted Cash ......................               --              --
    Accounts Receivable, net of allowance             295,561         290,683
      for doubtful accounts

    Inventory ............................            861,911         877,074

Prepaid expenses and other assets ........             24,957          24,957
                                                 ------------    ------------
         Total current assets ............       $  1,530,176    $  6,192,374

Deferred financing costs .................               --              --

Property, plant and equipment, net .......          2,584,974       2,533,524

Intangible Assets, net of accumulated
amortization .............................               --              --

Deposits and other assets ................            149,396         132,802
                                                 ------------    ------------
         Total assets ....................       $  4,264,546    $  8,858,700
                                                 ============    ============

Liabilities and Shareholders' Equity


Current liabilities

    Accounts payable .....................       $    708,193    $    770,114

    Notes Payable (Line of Credit) .......          1,000,000       1,000,000

    Accrued expenses and other liabilities            174,809         193,797

    Current portion of long-term debt ....             44,368          41,505
                                                 ------------    ------------

         Total current liabilities .......          1,927,320       2,005,416


Long-term debt ...........................            713,668         703,122

Accrued royalty payments .................            100,000         100,000
                                                 ------------    ------------

         Total liabilities ...............          2,741,038       2,808,538
                                                 ------------    ------------

Shareholders' Equity

Common stock, $.01 par value,
75,000,000 shares authorized,
1,393,653 shares issued and
outstanding at December 31, 1995;
3,409,607 shares issued and
outstanding at December 31, 1996;
8,389,552 shares issued and
outstanding at December 31, 1997;
15,641,064 issued and outstanding at
December 31, 1999; 28,474,3897 issued
and outstanding at March 31, 2000  .......            156,411         284,744


Subscriptions Receivable .................           (100,000)           --

Treasury stock ...........................           (248,241)       (248,241)

Convertible Preferred Stock ..............             10,000          10,000

Additional paid-in capital ...............         22,034,365      27,636,453

Accumulated deficit ......................        (20,329,027)    (21,632,794)
                                                 ------------    ------------

      Total Shareholders' Equity .........          1,523,508       6,050,162
                                                 ------------    ------------
    Total Liabilities and
Shareholders' Equity .....................       $  4,262,546    $  8,858,700
                                                 ============    ============


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion together with the financial statements and other financial information included in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those indicated in the forward-looking statements.

OVERVIEW

     We were considered a development stage company until April 1, 1997. During 1997, we began the commercialization of many of our proposed products. Since our inception in 1993, we had been engaged primarily in research and development, business and financial planning, recruitment of key management and technical personnel, raising capital to fund operations and the development of our high power semiconductor diode lasers product prototypes. We have since completed the construction and equipping of the first phase of our manufacturing facility and have begun the commercialization of our products and the generation of sales revenues. We are seeking to increase sales in order to fully utilize our production capacity. Increasing sales levels and higher utilization of production capacity are critical to our financial success. Financial resources and liquidity during this period of growth are of utmost importance and concern to our company.

     The manufacture of semiconductor lasers such as those sold by our company are a highly complex and precise process, requiring production in a highly controlled and clean environment with the utilization of materials free of defects and contamination. These factors have a significant impact on production yields and product reliability which in turn affect operating results and future customer acceptance. Our company as well as other semiconductor laser manufacturers have, from time to time, experienced technical production problems which have resulted in adverse financial consequences. No assurance can be given that our systems, procedures, procurement efforts and production process are such that these problems will not be experienced in the future.

     Since the onset of commercial production, we, on occasion, have been unable to manufacture certain products in quantities sufficient to meet the demands of our existing customer base and that of new customers based upon equipment and/or other technical problems arising at various points during the production process. At this time we are not experiencing any technical difficulty of our production processing. Historically, cash flow problems have placed considerable strain on our company's management, financial, manufacturing and other resources and limited our ability to grow our revenues. Although we have raised $5,830,000 in private placement financing since January 1, 2000, lack of financial resources in the future could have a material adverse impact on our business and results of operations.

     We have not generated material revenues or profits to date.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

     Sales. Sales for the three months ended March 31, 2000 were $405,850, representing an increase of 36% over the first three months ended March 31, 1999. Although government sales decreased, commercial sales increased in the comparison period.

     We have a purchase order with a customer in China for approximately $4 million for a single chip high power diode. Such customer has held up the shipment of approximately $140,000 in products already manufactured by us and delayed processing of the next production order pending resolution of a claim by an agent in China claiming to have an exclusive sales agency relationship with us and therefore to be entitled to a commission on the orders with this customer. We believe that the claims of this agent are without merit and have terminated our relationship with this agent. There can be no assurance that the customer will be satisfied with the resolution of this claim or willing to permit shipments and production to resume. As a result, revenues anticipated to be received in the second and third quarters will be delayed and, if the dispute as to this agent's rights cannot be resolved to the satisfaction of the customer, we may not realize any additional revenues from this customer. Even if the dispute is resolved, the realization of the full $4,000,000 amount of the order is subject to our ability to satisfy the customer on quality and quantity requirements. If the dispute is resolved, and we can satisfy the customer on quality and quantity requirements, the order size may be increased.

     Cost of Sales. Cost of sales, which includes materials, production labor and equipment costs increased 22.5% to $813,766 for the three months ended March 31, 2000 as compared to $663,886 for the three months ended March 31, 1999. Gross margin declined as a result of the increase in the cost of sales. Cost of sales levels are expected to exceed sales levels until the volume of sales increases. Our business plan calls for sales levels to increase in the future, thus steadily increasing production levels to levels approaching optimum capacity, although no such assurance can be provided.

     Research and Development. Research and development expenditures were $11,774 for the three months ended March 31, 2000 as compared to $1,738 in the same period in 1999. The increase in such expenditures is primarily associated with the majority of research and development expenses in the first quarter of 1999 being charged to the cost of sales for such quarter.

     Sales and Marketing Expenses. Sales and marketing expenses were $82,681 for the three months ended March 31, 2000 as compared to $63,220 for the same period in 1999. The increase is attributable to increases in costs associated with trade show expenses partially offset by a decrease in advertising expenses.

     General and Administrative Expenses. General and administrative expenses were $821,861 for the three months ended March 31, 2000 as compared to $570,804 for the same period in 1999. Such increase was primarily attributable to an increase in professional fees of $184,227, insurance costs of $14,266 and loan interest expense of $32,431. Additionally, hourly wages increased net of salary decreases from the first quarter of 1999 compared to the first quarter of 2000 by $27,833.

Increases amounting to $19,632 were experienced in other miscellaneous expenses. Offsetting these increases were decreases in maintenance expenses of $18,028 due to less frequent repairs and a decrease in outside services expense of $9,304 due to reduced requirements.

     Interest Income. Interest income increased $20,160 as a result of higher levels of invested cash in the first quarter of 2000 compared to the same period in 1999.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Sales. Sales in 1999 were $1,524,514 compared to $2,197,736 for 1998. The decrease was a result of reduced commercial and government contract revenue.

     Cost of Sales. Cost of sales was $1,871,216 in 1999 as compared to $3,093,343 in 1998. The decrease was partially attributable to the decreased levels of production labor and overheads (approximately $622,000) associated with the decrease in sales.

     Research and Development. Research and development expenditures were $76,703 in 1999 compared to $7,273 in 1998. The majority of the research and development efforts in 1998 were charged to the cost of sales as efforts were focused on the production process.

     Sales and Marketing Expenses. Sales and marketing expenses were $329,927 in 1999 compared to $395,339 in 1998 or a decrease of $65,412. The decrease was reflected in advertising expenses offset by minor increases in trade show, travel and meeting expenses.

     General and Administrative Expenses. General and administrative expenses were $2,651,139 in 1999 compared to 1998 expenses of $2,882,320 or a decrease of $231,181. The major impact was an absence in 1999 of the need for a significant bad debt expense as was recorded in 1998. This decrease equated to approximately $488,000. Additionally, professional fees (primarily legal expenses) decreased approximately $52,000. Offsetting these decreases were increases in 1999 compared to 1998 of approximately $309,000. These increases were incurred in salaries (approximately $213,000), interest expense (approximately $66,000), repairs and maintenance (approximately $21,000 ) and all other (approximately $9,000). Salaries increased due to the addition of positions in the organization and the impact of required book accounting entries. Interest expense increased due to the line of credit expansion by $450,000 to the $1,000,000 maximum. Repairs and maintenance increased due to the equipment's additional aging.

     Interest Income. Interest income decreased approximately $7,000 from 1999 compared to 1998 as a result of lower levels of invested cash occasioned by operating demands.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Sales. Sales in 1998 were $2,197,736 as compared to $478,924 for 1997. This increase was attributable to the continued penetration of the commercial markets. This increase was offset by our inability to ship certain units to a key customer, Rocky Mountain Instruments, because of a legal dispute.

     Cost of Sales. Cost of sales was $3,093,343 in 1998 as compared to $1,482,579 in 1997. The increase was attributable to the increases in levels of production labor and overheads associated with the onset of commercial production.

     Research and Development. Research and development expenditures were $7,273 in 1998 as compared to $651,242 in 1997. The decrease in such expenditures was primarily associated with a change in focus from research and development to production.

     Sales and Marketing Expenses. Sales and marketing expenses were $395,339 in 1998 as compared to $368,513 in 1997. The increase of $26,826 was attributable to increased levels of marketing activities incurred in the achievement of the sales increase from 1997 to 1998. The increases were related to increased print media advertising and brochures offset by a decrease in trade show expense.

     General and Administrative Expenses. General and administrative expenses were $2,882,320 in 1998 as compared to $4,082,360 in 1997. The decrease of approximately $1,200,000 was attributable primarily to the absence of a one time charge recorded in 1997 of approximately $1,150,000 associated with the value of common stock warrants issued in connection with a broad based financial public relations/investor relations program. An increase of bad debt expense was recorded in 1998 of approximately $485,000. The primary amounts offsetting this increase were Depreciation expenses decreasing in 1998 by approximately $33,000 due to a reclassification of certain depreciation to Cost of Goods Sold in 1998 and a decrease in recruiting expenses of approximately $20,000 in 1998 due to a reduced rate of hiring compared to 1997. Additionally, certain expenses in 1998 classified as Cost of Goods Sold were previously classified as General and Administrative aggregating a total of $485,000. This change in classification had no impact on net income or loss per share.

     Interest Income. Interest income decreased approximately $63,000 from 1998 compared to 1997 as a result of lower levels of invested cash occasioned by operating demands.

LIQUIDITY AND CAPITAL RESOURCES

     Our cash and cash equivalents at March 31, 2000 were $4,999,660 as compared to $347,747 at December 31, 1999, a net increase of $4,651,913 for the three months ended March 31, 2000. The increase is the result of $1,167,539 used in operating activities and $5,819,452 provided by financing activities.

     The $5,819,454 provided by financing activities was derived from the issuance of 12,875,341 shares of our common stock and warrants to purchase 10,167,778 shares of common stock for an aggregate gross consideration of $5,830,000. The former was offset by payments on the long-term debt.

     In conjunction with the Securities Purchase Agreement, on February 16, 1999, we issued to BSB Bank & Trust Company, a five year warrant to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $0.575 per share. The shares issuable upon exercise of the warrants contain certain registration rights. The value of the warrants has been reflected as deferred financing costs in our financial statements and will be amortized over the period commencing from date of issue to May 31, 2000.

     We have available a collateralized line of credit with BSB Bank & Trust Company, subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. The line, bears interest at prime plus 2.5%. We have utilized $1,000,000 of this line as of March 31, 2000.

     In January 2000, BSB Bank & Trust Company required us to provide it with additional security for our loan agreement in the form of a $750,000 second mortgage on our facility and a first security interest in all of our assets. The second mortgage and the security agreement granting the requested security interest were executed and delivered to BSB Bank & Trust Company on January 31, 2000. BSB Bank & Trust Company has agreed to release the lien of the second mortgage upon satisfaction of our first mortgage, and a pay down or permanent reduction of our line of credit with BSB Bank & Trust Company of $300,000 or a pledge of cash collateral in such amount.

     BSB Bank & Trust Company agreed to waive our default under our loan agreement with respect to "Mandatory Loan Repayments" and waived the Affirmative Covenants - "Financial Covenants and Ratios" at December 31, 1999. Subsequently, BSB Bank & Trust Company agreed to waive our default under the loan agreement with respect to "Mandatory Loan Repayments" for the period ending February 29, 2000 provided we met the borrowing base requirements as of March 3, 2000. These requirements were met by us. In May 2000, we agreed with BSB Bank & Trust Company to pay down approximately $210,000 of the collateralized line of credit, representing the amount in excess of the borrowing base. In connection with such agreement, the line of credit has been extended to March 31, 2001. In addition, we agreed to issue BSB Bank & Trust Company warrants to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share.

     We entered into a Securities Purchase Agreement, dated as of February 5, 1999, with bmp Mobility AG Venture Capital, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of April 28, 1999. Under the terms of the amended Securities Purchase Agreement, bmp Mobility AG Venture Capital purchased 2,000,000 shares of our common stock and 1,000,000 shares of our Series B Convertible Preferred Stock, par value $0.01 per share, each convertible into 5 shares of common stock or an aggregate of 5,000,000 shares of common stock. bmp Mobility AG Venture Capital had previously purchased 367,650 shares of our common stock in unrelated open market transaction. In connection with the Amendment, on June 26, 1999 we issued to bmp Mobility AG Venture Capital a five year warrant to purchase an aggregate of 500,000 shares of common stock, at an exercise price of $0.50 per share. The shares of common stock issued to bmp Mobility AG Venture Capital contain certain demand and piggyback registration rights and the Series B Convertible Preferred Stock contains certain anti-dilution rights. Based on public filings, we are aware that bmp Mobility AG Venture Capital has transferred ownership of its shares of common stock, Series B Convertible Preferred Stock and warrants to purchase an aggregate of 500,000 shares of common stock to ANB Alster Neue Beiteiligungs GmbH KG.

     In September 1999, 2,979,256 shares of common stock were issued at an aggregate purchase price of $1,117,221. We received $1,061,422 net of finder's fees. The shares of common stock issued in this private placement contain certain piggyback registration rights.

     We have issued an aggregate of 12,875,341 shares of common stock and warrants to purchase an aggregate of 10,167,778 shares of common stock in a series of private placements since January 1, 2000. We raised an aggregate of $5,830,000 in gross proceeds from such private placements at purchase prices ranging between $0.30 and $0.50 per share and warrant exercise prices ranging between $0.75 and $1.0625 per share. The warrants may be exercised from time to time over a term of either 4 or 5 years. On March 14, 2000, we entered into a Waiver and Lock-up Agreement with BSB Bank & Trust Company pursuant to which BSB Bank & Trust Company waived any rights to adjustment that it may have under the warrants. In addition, BSB Bank & Trust Company agreed not to transfer the shares of common stock issuable to BSB Bank & Trust Company upon conversion of the warrants until March 20, 2001 without our prior written consent. The Series B Convertible Preferred Stock and warrants purchased by bmp Mobility AG Venture Capital (and subsequently transferred to ANB Alster Neue Beiteiligungs GmbH KG) contain certain provisions relating to anti-dilution protection against private placement issuances of securities below fair market value. We have had certain discussions with a representative of ANB Alster Neue Beiteiligungs GmbH KG concerning the applicability of these provisions to the private placements consummated subsequent to January 1, 2000. We have contended that no such adjustment is required and sought a waiver of such provisions. To date, no agreement has been reached. To the extent it is determined that such adjustment is required, the failure to reach such agreement could result in an increase in the number of shares of our common stock issuable upon exercise of the Series B Convertible Preferred Stock and warrants and thereby result in potential dilution to existing shareholders.

     We have incurred net losses from inception and have an accumulated deficit at March 31, 2000 of $21,632,794. These losses have been financed primarily out of proceeds from our initial public offering and private equity financings. We expect that our cash and working capital requirements will continue to be significant as our operations expand. Potential sources for such cash and working capital requirements are revenue growth and additional private equity financing. It is anticipated that we will continue to incur losses for the immediate future until we are able to achieve profitable operations or to generate sales sufficient to support our operations.

     We anticipate based upon our business plan, that without any capital infusion, our cash will be sufficient for our needs at least until June 30, 2001. We intend to seek additional financing, from financial and banking institutions as well as through further equity financings. There can be no assurance that such additional financing can be consummated. The need to raise equity capital at current stock prices is likely to result in substantial dilution to shareholders and could result in a change of control. One investor who purchased shares and warrants in March 2000, now beneficially owns 53.4% of our common stock, inclusive of warrants purchased by such investor.

     We anticipate that capital expenditures during fiscal 2000 will be up to $4,000,000 depending on the level of additional financing raised.

     There can be no assurance that we will be able to obtain additional financing, including any institutional financing, when needed, on commercially reasonable terms or at all. Therefore, it is uncertain that we will be able to meet our obligations as they become due.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN CURRENCY

     All of our revenues are realized currently in U.S. dollars. In addition, we do not maintain any asset or cash account balances in currencies other than U.S. dollars. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

INTEREST

     We are exposed to interest rate risk, as we use additional debt financing to fund capital expenditures. The interest that we may be able to obtain on debt financings will depend on market conditions at that time and may differ from the rates we have secured in the past.

INFLATION

     We do not believe that inflation has had a material effect on our financial position or results of operations during the past three years. However, we cannot predict the future effects of inflation, including interest rate fluctuations and market fluctuations.

                                    BUSINESS

GENERAL

     We manufacture high power semiconductor diode lasers. We currently manufacture high power semiconductor diode lasers for a variety of applications across numerous industries, including printing, laser marking, medical, optical displays, precision machining, illuminating and military. We have recently commenced an effort to expand into telecommunications applications for our lasers. We are a component supplier of high power semiconductor diode lasers. Most of our customers are Original Equipment Manufacturers.

     We manufacture products at a high technology facility in Broome County, New York built to our specifications. We currently utilize 15,000 square feet at such location, including a 4,500 square feet clean room (i.e. one that is relatively free of particulate contamination and electro static discharge).

     We have raised an aggregate of $5,830,000 from a series of private placements since January 1, 2000. We intend to seek additional financing, from financial and banking institutions as well as through further equity financings. We intend to seek to grow our business through expansion into telecommunications products. We have the capability without substantial capital expenditures or an expansion of staff to manufacture products with telecommunications applications. If we are successful in raising additional capital of at least $4,000,000 it is anticipated that we will expend up to $4,000,000 on capital expenditures to expand significantly the products with telecommunications applications that we could manufacture. Therefore, with additional capital we believe that the potential for revenues in telecommunications is significantly increased. There can be no assurances that additional financing or the ability to increase sales in telecommunications can be obtained by us. The need to raise equity capital at current stock prices is likely to result in substantial dilution to shareholders and could result in a change of control.

     Our company was incorporated in New York in September of 1993 and reincorporated in Delaware in September 1997.

ORTHOGENESIS AGREEMENT

     We entered into a Joint Venture Agreement, dated September 28, 1999, with Orthogenesis System, Inc. Pursuant to the Joint Venture Agreement, our company and Orthogenesis Systems, Inc. agreed to develop, sell and distribute low level laser systems used in non-invasive medical treatments for the purpose of biostimulation. Primarily intended for use with certain medical conditions, its principal focus is on arthritic conditions, accelerated wound healing and chronic pain. Potential secondary applications include acute injuries, such as those relating to sports or casual physical overexertion. The laser also has potential to be used in related areas within veterinary practices.

     Under the Joint Venture Agreement, our company and Orthogenesis System, Inc. each have a 50% voting interest in the joint venture and we have been granted an exclusive license to manufacture the Orthogenesis laser system for the term of the joint venture. We have agreed to manufacture and sell the Orthogenesis laser system at our total cost of manufacturing (including material, direct labor and overhead costs) such system. We have also agreed to perform the financial and accounting functions for the joint venture and will be responsible for responding to customers' complaints. Orthogenesis System, Inc. has agreed to be responsible for marketing, research and development and product upgrades of such systems. Profits derived from the sale of the Orthogenesis laser system will be divided 75% to us and 25% to Orthogenesis System, Inc.

     We believe that we have the capability of manufacturing this system without any significant initial capital investment. The system has shown promise in early tests although no definitive study has been completed to date and there can be no assurance that any future studies will be favorable. We intend to commence marketing in Canada and in certain other countries where we expect we will be permitted to sell the system without any additional regulatory approval and expects to eventually apply for FDA approval to enable us to sell the system in the United States. Our ability to obtain FDA approval and to increase sales materially is dependent on our ability to raise capital for the joint venture.

NASDAQ DELISTING

     We received notice from The Nasdaq Stock Market that our securities were delisted from The Nasdaq SmallCap Market, effective as of the close of business on May 26, 1999. The Nasdaq Stock Market based its determination on our failure to meet the minimum bid price requirement for our common stock and the minimum net tangible assets requirement set forth under the Nasdaq Marketplace Rules. Our securities are currently quoted on the Nasdaq OTC Bulletin Board under the symbol "SLIC.OB."

INDUSTRY BACKGROUND

     Lasers produce a beam of radiation in the electromagnetic spectrum which can be varied in intensity and wavelength depending upon the desired application. This variable intensity enables high-powered lasers to be used as power sources in a broad range of applications, including the materials processing, fiber optic telecommunications, printing, medical, dental, automotive, machining, optical data storage, laser marking and illuminating markets. High power semiconductor diode lasers are increasingly replacing traditional technologies, including other types of high power lasers, in these and other applications, as high power semiconductor diode lasers are generally less complex, smaller, more reliable, more durable and/or more powerful than their predecessor technologies.

     The kind and number of applications that can benefit from utilizing high power semiconductor diode lasers include all applications requiring intense and efficient power, particularly where reliability, long useful life (without adjustment or replacement of parts) and, in some applications, smaller size and/or adaptability to fiber optic coupling are significant. The variety and magnitude of these applications and potential applications is creating an expanding demand for high power semiconductor diode lasers and, if lower prices for high power semiconductor diode lasers can be achieved, it is anticipated that new applications requiring lower priced high power semiconductor diode lasers will create significant additional demand.

STRATEGY

     Our manufacturing strategy is to take advantage of the advances in high power semiconductor diode laser manufacturing technology made possible through our proprietary Molecular Beam Epitaxy process and through our acquisition of rights relating to aluminum free high power semiconductor diode lasers. We currently control all stages of high power semiconductor diode laser manufacturing, including all aspects of wafer growth, processing and packaging of our high power semiconductor diode laser products, at our own manufacturing facility where we utilize the full benefit of our research and development efforts to date.

     We believe that we have established, within the high power semiconductor diode laser marketplace, the credibility of our products (i.e. their comparable quality to those of current high power semiconductor diode laser manufacturers). Our marketing strategy is focused on finding potential customers to consider the applicability of our products to existing and new uses. We participate in trade shows and publicize our improvements in product literature.

     We have an exclusive ten year license on the Desorption Mass Spectrometric technology as it applies to laser technology, pursuant to our License Agreement with the United States Air Force. The Air Force has received a patent with respect to the Desorption Mass Spectrometric technology. The License Agreement is not assignable, other than to our subsidiaries, without the prior written approval of the Air Force. Under the License Agreement, we are obligated to pay royalties of 0.5% on all gross sales (other than sales to or for the U.S. Government) of each laser or laser related product that was produced utilizing any method defined in the Air Force's patent. In addition to the royalty payments, we are obligated to pay a minimum royalty of $20,000 beginning with the fifth year of the License Agreement (March 30, 1999). We were required under the License Agreement to satisfy the Air Force that we had taken effective steps to exploit the licensed technology commercially. We have made improvements to the technology and according to the License Agreement, these improvements are our sole property. After 2004, unless extended, the License Agreement will become nonexclusive. The Air Force has a royalty free right to employ the Desorption Mass Spectrometric technology in non-commercial production of high power semiconductor diode lasers for its own use. Initially, we used the Air Force patent to develop products. More recently, our scientists have developed an optical system to replace Desorption Mass Spectrometric, which is an electrical system. Our system works similarly to Desorption Mass Spectrometric to control the temperature of the substrate but we believe that our system is simpler to use and easier to control. As a result, we do not rely on Desorption Mass Spectrometric for any current products. We are current on administrative payments to the Air Force to keep this license in good standing, but there are no royalty payments due because we are not using the technology for products sold. We believe that the License Agreement could become valuable to us in the future, but that it is not critical at this time.

     In September 1996, we entered into a license agreement with Northwestern University granting us exclusive worldwide rights relating to aluminum free high power semiconductor diode lasers under patent rights of Northwestern University. Under the License Agreement with Northwestern University, an initial licensing fee was paid along with a number of shares of Common Stock. An additional issuance of Common Stock occurred in November 1997. The License

Agreement with Northwestern University also provides for royalties on net sales as well as a share of any payments received by us with respect to sub-license fees. Certain obligations must be met by us in order to maintain the License with Northwestern University, all of which we believe that we have fully satisfied.

     We believe that the patent rights and the License Agreement with Northwestern University cover all production methods, including, but not limited to Molecular Beam Epitaxy and Metal Organic Chemical Vapor Deposition. We believe that attempts by others to develop equivalent aluminum free technology could infringe on our exclusive rights. Enforcement of these rights will require coordination by our company with Northwestern University. We believe that the exclusive right granted under the License Agreement with Northwestern University constitutes an as of yet undetermined competitive advantage. Coherent, Inc., a competitor of ours, has advised us and Northwestern University that it believes that the patent rights under the License Agreement with Northwestern University do not cover the manufacture of aluminum free products other than by Metal Organic Chemical Vapor Deposition. Alternatively, Coherent, Inc. claims that its products do not infringe on the Northwestern University patents. We are reviewing our options with respect to such infringements. At this time, no litigation has been instituted by our company, Northwestern University or any third party with respect to the scope of the patent rights under the License Agreement with Northwestern University and no assurance can be given either as to what enforcement action, if any, will be taken by Northwestern University and our company or as to the outcome of any such action, if taken. Northwestern University has indicated to us that it will not institute any litigation at this time.

     In March 1999, we converted our Molecular Beam Epitaxy machine so that it may begin to produce aluminum free high power semiconductor diode lasers in order to maximize our flexibility with more than one form of technology. We have produced limited quantities of aluminum free high power semiconductor diode lasers. We believe that the potential advantage over existing high power semiconductor diode lasers is the ability of aluminum free high power semiconductor diode lasers to generate greater power while evidencing longer life and greater reliability.

     We have submitted a plan for the further development and commercialization of certain licensed products, including the transfer of technology and "know-how" from Northwestern University. We have paid royalties due to Northwestern University under the License Agreement and provided further information concerning our satisfaction of the License Agreement with Northwestern University milestones. As of March 2000, we have met all of the requirements of the License Agreement with Northwestern University. We continue to develop this technology and we expect to introduce new aluminum free products as time goes on.

CURRENT AND FUTURE MARKETS

     We have been selling our products to customers for use in a wide range of applications. A purchaser of our products will typically incorporate the products into a particular device or application developed by such purchaser. Depending upon a customer's needs, the products purchased from us can either be sold in an unpackaged processed form or in a packaged processed form. In situations where packaged products are sold, they generally provide us with a substantially higher profit margin.

     There are many industries which are currently engaged in product and design programs for which specialized high power semiconductor diode lasers will be essential. The development of one or more of these areas could greatly increase the demand for our products. We may be required to expand our operations in order to meet such potential demand and there can, however, be no assurance that such increased demand for our products will occur or that we will be able to sufficiently expand our operations to meet such increased demand. To date, we are dependent on a few major customers.

     We are currently engaged in a lawsuit with one of our customers, Rocky Mountain Instruments. Rocky Mountain Instruments disputes the amounts owed to us regarding certain orders, has made claims regarding defects in certain of the units delivered and is currently late in making payments on such orders. We believe that Rocky Mountain Instruments owes us approximately $468,571 (including a late charge). On November 2, 1999, we filed a Complaint and Jury Demand against Rocky Mountain Instruments claiming, among other things, that Rocky Mountain Instruments had breached its contract and failed to fulfill its promises relating to Rocky Mountain Instruments' purchase of laser diodes from our company. A trial date has not yet been established.

MANUFACTURING FACILITY

     We are currently operating a single-wafer V-80H Desorption Mass Spectrometric controlled Molecular Beam Epitaxy machine at our manufacturing facility. Our manufacturing facility (15,000 square feet) includes all related facilities and equipment necessary for production, such as a 4,500 square feet class 1,000 clean room (i.e. one that is relatively free of particulate contamination and electro static discharge) and tooling and testing equipment for our production processing line.

     On December 18, 1996 we entered into a sale leaseback agreement with the Broome County IDA, in which we sold and leased back our manufacturing facilities and equipment.

MANUFACTURING AND PRODUCTS

GENERAL

     The manufacturing process for the growth of high power semiconductor diode laser wafers and the further manufacturing steps necessary to process and package these wafers into bars, chips and multi-bar stacked arrays in original equipment manufacturer or end user ready format is a highly technical process. The general description of these processes which follows necessarily simplifies the essentials and by its nature does not include many of the more intricate elements involved in successfully carrying out the complex growth and manufacture of high power semiconductor diode lasers.

GROWTH

     The two principal growth methods which have been developed to manufacture high power semiconductor diode lasers are Metal Organic Chemical Vapor Deposition, the process that we believe is used by most of our competitors, and Molecular Beam Epitaxy, the process which we are using. Metal Organic Chemical Vapor Deposition has been the prevailing manufacturing process to date, even though the yields of acceptable or usable wafers associated with this process (when compared with the total number of wafers grown) are believed to be as low as 10%. The Molecular Beam Epitaxy process has historically had even lower useable wafer yields. However, by monitoring and controlling the Molecular Beam Epitaxy production process with our improved control technology, we have developed what we believe to be a process capable of producing commercially acceptable or usable wafers (which meet the quality standards of existing Metal Organic Chemical Vapor Deposition produced high power semiconductor diode lasers).

PROCESSING

     After the growth process is completed and the wafers have been tested (a complicated process requiring dedicated testing equipment) acceptable wafers are processed and cut (a process referred to as cleaving) into one centimeter individual laser bars. Each laser bar contains multiple laser chips or laser emitters. The actual number varies depending upon the desired power characteristics of the laser chip or emitter. The surface of the bars is then given optical facet coatings in order to create the laser beam path that is formed by the laser mirrors.

PACKAGING

     We currently offer numerous package configuration for high power laser diodes, fitting the chips and bars for unique applications such as higher power output and fiber optic coupling. Although bars and chips are sold unpackaged, we offer an array of packaging options for various customer applications including the award winning 7 watt HHL, LD, LS, LT, WLT, DS, C-mount TO-3, 9mm, 5.6mm and several fiber coupled styles.

     The final steps in the production process are the actual assembly and packaging of the fully processed chips and bars into an Original Equipment Manufacturer or end user ready format. Our packages include a range of products, from single chip devices, such as the C-Mount, the 9 mm package and the 5.6 mm package, to multiple chip devices up to 40 watts CW, such as the single-LD bar, LT-bar, WT-bar, LS-bar and SLD-bar packages and the stacked array packages and various fiber coupled lasers up to 120 watts CW and 120 watts QCW. Customers' applications and preferences dictate which package is best for their needs, and adaptations of packages for specific product requirements can be designed whenever necessary. Each packaging configuration can be utilized for different applications with the principal differences being the power of the laser diode device or its wavelength and output beam configuration. The sizes of the typical high power semiconductor diode laser products are merely a function of industry convention. Thus, the one centimeter single-laser bar size could be easily modified by our company or our competitors to a different size.

SUPPLIERS

     Our products require, during each step of the manufacturing process, high quality raw materials and components which we purchase from others. We believe that numerous suppliers exist for all of the raw materials and components that we will need and that such items are readily available on commercially reasonable terms; however, our ability to continue to manufacture our products will depend upon our ability to maintain commercial relationships with most of our suppliers. In other cases we intend to purchase raw materials, sub-assemblies and components pursuant to purchase orders in the ordinary course of business. Our production is also dependent upon our suppliers satisfying our performance and quality specifications and dedicating sufficient production capacity to meet our scheduled delivery times. Recently, because of cash flow problems in the past, we have experienced a shortage of supply for certain critical components. We have worked out acceptable terms with most of our suppliers, but have been placed on a cash only basis with many of them.

MARKETS AND MARKETING

     Through their use with fiber-optics, diode lasers have materially improved transmission speeds for the telecommunications industry. In the automotive industry, these lasers are used in manufacturing for precision machining, welding, stoplight and collision avoidance systems. In the medical and dental fields, diode lasers have provided the means for advanced laser surgery. In the printing and engraving industry, they have made possible products such as laser printers and copiers. Diode lasers have also enhanced military products in laser sight and missile guidance applications. As laser performance is becoming more reliable and uniform across these industries, manufacturers have turned to laser products as alternatives to traditional technologies. In the optical storage industry, diode lasers are used with CD, CD-ROM, Laserdisc, magneto-optic drives, and, most recently, Digital Video Disc.

     Lasers are continually being refined and advanced. One of the most significant high power semiconductor diode laser developments has been with respect to the power output of lasers. The maximum power outputs are now about 60 Watts and 120 Watts for CW and QCW bars, respectively. Although prices vary according to the power output, wavelength and packaging, the average cost per watt has been reduced to less than half that of just a few years ago.

     We have a purchase order with a customer in China for approximately $4,000,000 for a single chip high power diode. Such customer has held up the shipment of approximately $140,000 in products already manufactured by us and delayed processing of the next production order pending resolution of a claim by an agent in China claiming to have an exclusive sales agency relationship with us and therefore to be entitled to a commission on the orders with this customer. We believe that the claims of this agent are without merit and have terminated our relationship with this agent. We are currently reviewing options and may reverse our decision in the future. There can be no assurance that the customer will be satisfied with the resolution of this claim or willing to permit shipments and production to resume. As a result, revenues anticipated to be received in the second and third quarters will be delayed and, if the dispute as to this agent's rights cannot be resolved to the satisfaction of the customer, we may not realize any additional revenues from this customer. Even if the dispute is resolved, the realization of the full $4,000,000 amount of the order is subject to our ability to satisfy the customer on quality and quantity requirements. If the dispute is resolved, and we can satisfy the customer on quality and quantity requirements, the order size may be increased.

TELECOMMUNICATIONS APPLICATIONS

     We intend to seek to grow our business through expansion into telecommunications products. We have the capability without substantial capital expenditures or an expansion of staff to manufacture products with telecommunications applications. If we are successful in raising additional capital of at least $4,000,000 it is anticipated that we will expend up to $4,000,000 on capital expenditures to expand significantly the products with telecommunications applications that we could manufacture. Therefore, with additional capital we believe that the potential for revenues in telecommunications is significantly increased. There can be no assurances that additional financing or the ability to increase sales in telecommunications can be obtained by us. The need to raise equity capital through current stock prices is likely to result in substantial dilution to shareholders and could result in a change of control.

     We intend to dedicate a significant portion of the proceeds of our recent private placements to the development of telecommunications products and to enhancing our current products for telecommunications applications. If we are successful in raising the additional financing discussed above, we expect to spend approximately $3,235,000 on new equipment. A substantial portion of such equipment would be financed. There can be no assurance that the additional private placement financing can be completed or that equipment financing can be obtained.

     We are currently in discussions with several other telecommunication companies concerning orders for new products. Although we are hopeful that we will receive orders from one or more of these customers, there can be no assurance that we will receive any orders from these companies or if we do receive orders from one or more customers that we will be able to consistently meet stringent telecommunication specifications. We expect to emphasize the development of high power single mode 980nm pump lasers for use in double clad fiber laser designs. We are also exploring other areas of telecommunications that our products can be used for.

     The telecommunication laser market consists of two major applications, signal transmission (lasers in the 1300 to 1550 nm range) and signal amplification (lasers operating at 980 and 1480 nm). The latter is used for pumping erbium doped fiber amplifiers. According to industry data, pump lasers accounted for approximately 18% of the telecom laser market in 1998.

     Driven by the growth in Internet traffic, there is an ongoing expansion of capacity in fiberoptic networks, including upgrades of existing systems and construction of new systems. The principal technique for achieving this expanded capacity is dense wavelength division multiplexing. The rapid growth in deployment of dense wavelength division multiplexing systems has caused an increasing demand for wavelength selected laser diodes in the 1530 to 1600 nm wavelength band. Dense wavelength division multiplexing systems work by packing as many individual wavelengths (signal carriers) as possible into a very narrow band of wavelengths and transmitting them down a single optical fiber. Consequently, each signal carrier must occupy as little frequency space as possible. This is achieved by employing what are known as distributed feedback laser diodes. Systems incorporating distributed feedback laser diodes on the market today can pack as many as 80 signal carriers into a band between 1530 and 1565 nm.

     The increase in the number of wavelengths being transmitted per fiber has resulted in requirements for ever increasing pump power in the optical amplifiers used to regenerate the signals as they propagate over very long distances. New erbium doped fiber amplifier designs are requiring as many as eight pumps sources per amplifier and the trend is to increase this number as the number of signal carriers increase as well. Some new amplifier designs are using both 980 and 1480 nm in the same system thus benefitting from the technical virtues of both. Yet another technique for producing higher power at 980 nm that is gaining significant acceptance in the industry is the double clad fiber amplifier. We expect to emphasize the development of high power single mode 980nm pump lasers for use in double clad fiber laser designs. This design utilizes a relatively low brightness laser diode pump source at 980 nm to inject energy into a multi mode waveguide surrounding a doped core. The core of this fiber is single mode so the transmission signal propagates normally through it but gets amplified on its way in much the same fashion as a conventional erbium doped fiber amplifiers. The advantages to a double clad fiber amplifier system are more easily produced pump sources, less stringent laser to fiber alignment tolerances both of which contribute significantly to reduced cost and potentially higher pump power.

     Overall, telecommunications laser revenue worldwide is estimated to have grown to approximately $1.38 billion in 1999, an increase of more than 30% from the prior years. We believe that the growth will continue, although there can be no assurance of such continued growth. The highest growth rate is expected to be in pump lasers according to industry data.

     The market potential is one of the strengths of the laser industry. A drawback is that it is highly competitive and may attract may attract more competition to an industry that has historically had very low profit margins. In addition, there is an industry requirement for research and development which in turn requires capital resources.

     The overall laser market is quite competitive. Our marketing approach is to promote our line of high power semiconductor lasers to new and existing market segments as well as creating new applications that were once impenetrable due to the high cost of laser diodes. We believe that the credibility of our products is being established as our customers' expectations are being met. To date, a substantial number of orders have been for prototype or test units, resulting in relatively low sales volumes and higher unit costs. However, we are now starting to see an increase in production unit orders based upon the acceptance of our products by customers. Our other marketing activities include participating in appropriate trade shows, publicizing advancements in scientific and trade journals, developing international trade companies for representation and other creative marketing techniques.

     Our marketing program is designed to address some of the activities described above with a strong focus on identifying potential customers in the telecommunications area and increasing our visibility within this market segment. The goal of the marketing program is to create demand, and obtain orders, for our proposed products, which will then be produced by us.

RESEARCH AND DEVELOPMENT

     Subject to the availability of capital, we have been engaged in research and development activities since our inception. Due to the nature of our business, research and development will continue. However, the number of these programs has been decreased. We are at the present time focusing our efforts in research and development in the areas of telecommunications, printing and therapeutic medical and expect to spend approximately $600,000 in the year 2000 for this effort. We incurred research and development expenses of approximately $651,000, $7,000 and $77,000 for the years ended December 31, 1997, 1998 and
1999, respectively. The decline in research and development expense since 1997 is attributable to our emphasis on manufacturing and the absence of financing.

PRECISION LASER MACHINING CONSORTIUM

     Precision Laser Machining Consortium consists of 20 major U.S. laser companies, brought together by the Defense Advanced Research Project Agency's dual-use technology program. Major objectives of the Precision Laser Machining Consortium are to develop a new generation of laser machine tools, advanced laser systems, and laser-assisted manufacturing processes, provide high performance, affordable systems for the U.S. military, and produce commercial products for a fiercely competitive global marketplace. We became an associate member of the Precision Laser Machining Consortium in April, 1996. Our major function in the Precision Laser Machining Consortium is to develop and manufacture high power, low-cost and reliable semiconductor laser diodes for pumping solid state lasers.

JOINT RESEARCH AND DEVELOPMENT PROJECTS

     We have in the past engaged in research and development ventures with Government Laboratories and academic research laboratories to provide us with access to new technologies, product applications, quality control measures, testing techniques and packaging techniques. Typically, each research laboratory has specific interests and capabilities in areas of high power semiconductor diode laser technology that are relevant to one or more functions of ours. For example, one such research laboratory specializes in testing techniques while another specializes in packaging techniques. It is anticipated that the number of these relationships will continue to slow as we move more and more into production.

INSURANCE

     The products that we market are intended for use by commercial end users and Original Equipment Manufacturers in their end products. Some of our products may become critical components in telecommunications or medical and surgical devices or in printing, or precision machining, illumination or the military. The use of these products is regulated by the Center for Disease and Radiological Health because the misuse or mishandling of a product could result in injury from exposure to the laser light emissions. A malfunction of our products in any application could result in tort lawsuits based on injuries resulting from such malfunctions, or in contract damages lawsuits resulting from the high costs of repairing or replacing our high power semiconductor diode lasers in applications such as satellites or fiber cables or due to lost profits for data transmission down time. We plan to reduce the risk of such losses through warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance. Currently, we maintain product liability insurance in the amount of $1,000,000 per occurrence with a $2,000,000 aggregate limit, which we believe is adequate coverage for our operations and products. There can be no assurance, however, that this insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at reasonable cost. A partially uninsured or completely uninsured claim against us could have a material adverse effect on our company.

INTELLECTUAL PROPERTY

     We have five pending U.S. patent applications, two patent applications for high power semiconductor diode lasers', a patent application for an optical image rotating device, a diode laser array package patent application and a beam splitter patent application. It is our intention to file patent applications for all inventions which are not held as trade secrets, such as those routinely employed in our manufacturing processes and products. We require each of our employees to sign a Employee Invention and Non-Disclosure Agreement to protect our trade secrets, as well as providing for assignment of the inventions.

     We have an active portfolio of license patents from the United States Air Force and Northwestern University. We have licensed U.S. Patent No. 5,543,170 entitled "Desorption Mass Spectrometric Control of Alloy Composition During Molecular Beam Epitaxy" from the United States Air Force. We have licensed three patents from Northwestern University, U.S. Patent No. 5,384,151 entitled "InGaAsP/GaAs Diode Laser", U.S. Patent No. 5,389.396 entitled "InGaAsP/GaAs Diode Laser" and U.S. Patent No. 5,663,976 entitled "Diode Laser" and a divisional patent application. We have also licensed a pending patent application from Northwestern University. We have a consulting relationship with Professor Manijeh Razeghi of Northwestern University, who is the inventor of the licensed patents from Northwestern University.

COMPETITION

     Our market is highly competitive. We face current or potential competition from direct competitors, potential entrants, suppliers of potential new technologies and suppliers of existing alternative technologies. Various niche markets have been developed by application-specific Original Equipment Manufacturers who seek to create competitive advantages in individual markets through function and price. These Original Equipment Manufacturers are attempting to increase their competitive advantage by purchasing higher quality, lower cost components for assembly into their laser systems, thereby allowing their end products to have a price advantage.

     Most of our competitors have substantially greater financial, personnel, technological, marketing, administrative and other resources than us. Among the largest of our competitors are SDL, Inc., Siemens AG, Opto Power Corporation, Thompson CSF and Coherent, Inc.

     We believe that most of our current competitors utilize Metal Organic Chemical Vapor Deposition production methods, with the lone exception of Coherent, Inc. (which entered this market through strategic acquisitions), and can be expected to vigorously assert the claim that this technology is superior to that of our Molecular Beam Epitaxy technology and Northwestern University's aluminum free technology. By entering the high power semiconductor diode laser market, which is dominated by several large companies, and by using Molecular Beam Epitaxy technology, we face intense competitive pressure and may be unsuccessful even if our products and manufacturing process are superior to those of our competitors. We expect that both direct and indirect competition will increase in the future. Additional competition could adversely affect our results of operations through price reductions and loss of customers.

     Potential new technologies may emerge to compete with our products. Both our company and our competitors are working to develop new products and improvements and modifications to existing products, which will render present products obsolete. There can be no assurances that we will continue our development efforts, or that such efforts, if continued, will be successful. In addition, there can be no assurance that markets will develop for any such products, or that any such products would be competitive with other technologies or products that may be developed by others. There can be no assurance that our current or potential competitors or customers will not develop or acquire products comparable or superior to those developed by our company, combine or merge to form significant competitors, or adapt more quickly than us to new technologies, evolving industry trends and changing customer requirements. Increased competition has resulted and could, in the future, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us would not have a material adverse effect on our business and results of operations. We expect that both direct and indirect competition will increase in the future. Additional competition could adversely affect our results of operations through price reductions and loss of market share.

EMPLOYEES

     As of May 31, 2000, we had 39 full-time employees, none of whom are represented by a union. There are 26 employees in production and production support, 2 employees in finance and 11 employees in corporate management, sales and administration. We have never experienced a work stoppage.

GOVERNMENTAL REGULATIONS

     We are subject to a variety of federal, state and local laws and regulations concerning the storage, use, discharge and disposal of toxic, volatile, or otherwise hazardous or regulated chemicals or materials used in our manufacturing processes. Further, we are subject to other safety, labeling and training regulations as required by local, state and federal law. There can be no assurance that changes in regulations and laws will not have an adverse economic effect on our company. Further, such regulations could restrict our ability to expand our operations. Any failure by us to obtain required permits or operate within regulations for, control the use of, or adequately restrict the discharge of, hazardous or regulated substances or materials under present or future regulations could subject us to substantial liability, require costly changes in our manufacturing processes or facilities or cause our operations to be suspended.

PROPERTY

     Our principal executive offices and sole manufacturing facility are located in approximately 15,000 square feet of space in Broome County, New York. We are currently operating a single-wafer V-80H Desorption Mass Spectrometric controlled Molecular Beam Epitaxy machine at our manufacturing facility. Our manufacturing facility includes all related facilities and equipment necessary for production, such as a 4,500 square feet class 1,000 clean room (i.e. one that is relatively free of particulate and electro static discharge contamination) and tooling and testing equipment for our production processing line.

     On December 18, 1996, we entered into a sale leaseback agreement with the Broome County IDA, in which we sold and leased back our manufacturing facilities and equipment. We entered into the Sale and Leaseback Agreement in order to take advantage of certain benefits offered by the Broome County IDA to induce economic expansion through tax abatement and expansion of employment levels. The sale price was $1.00 and the lease payment is $1.00 per year for twenty years. In accordance with the terms of the Sale and Leaseback Agreement, we have the unilateral right at any time to purchase from the Broome County IDA all assets sold to them for the price of $1.00. The Sale and Leaseback Agreement also provides that we would make payments in lieu of taxes at a rate dependent upon employment levels. All rights of ownership of the facilities and equipment remain with us. The Sale and Leaseback Agreement was not reflected on our books as a sale and leaseback transaction as the monetary value of the transactions and the property rights did not represent in substance a true sale and leaseback transaction. Under the Sale and Leaseback Agreement, we are expected to create 5
- 10 new jobs per year to achieve up to a 40% reduction in property taxes and up to 101 new jobs per year to achieve property tax reductions of up to 70%. We have not yet received any property tax reductions and do not expect to in the near future.

LEGAL PROCEEDINGS

     We are currently engaged in litigation with a former employee, Dr. Keith Evans, against whom we brought an action for breach of confidentiality obligations and defamation of character. Dr. Evans has responded with a counter claim alleging defamation of character and is seeking $500,000 in damages. The litigation is presently in the discovery stage. We believe the counter claim is without merit and is vigorously defending such action and further, believe that the ultimate outcome of such action will not have a material impact on our financial condition, results of operations or cash flows.

     Since April 1998, we had been responding to informal requests for information from the Securities and Exchange Commission. In August 1998, we learned that in June 1998, the Securities and Exchange Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with our company. Pursuant to this formal order of investigation, we and certain of our current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Securities and Exchange Commission. We do not know whether or not this investigation remains active and are not able to speculate as to the specific subject matter of the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on our company. We have cooperated with the investigation and have responded to all requests for information in connection with the investigation. No such requests for information have been forthcoming since late 1998.

     In August 1998, we learned that the United States Attorney's Office for the Southern District of New York is investigating whether violations of securities laws have occurred in connection with our public disclosures but have been informed that we are not presently a target of the investigation. We have cooperated fully with the investigation and have responded to a grand jury subpoena issued in connection with the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on us or our current management. Management believes that there are meritorious defenses to the issues raised by this investigation and intends to defend this matter vigorously. We do not know whether or not this investigation remains active and are unable to speculate as to the outcome or possible effect of the investigation on us or our management. No requests for information have been forthcoming since late 1998.

     In November 1999, an action was filed against our company and several of our present and former officers and directors in the United States Federal Court for the District of Massachusetts entitled Geran v. Semiconductor Laser International Corporation, Whale Securities Co., LP, Geoffrey T. Burnham, Allen
W. Johnson, Jr., Theodore W. Konopelski, Susan M. Burnham, George Barrett, David
L. Koffman, Brian Thompson, and Nicholas L. Prioletti, Jr., No. CA99-30-251-MAP. The Complaint alleges violations by the defendants of Section 12(2) of the Securities Act of 1933 arising out of alleged misrepresentations by defendants as to us that allegedly induced plaintiff to purchase warrants to purchase our common stock. The Complaint seeks damages of $27,782. We believe that we have meritorious defenses to this action and intend to defend the action vigorously and further, believe that the ultimate outcome of such action will not have a material impact on our financial condition or results of operations.

     We are currently engaged in litigation with Newport Corporation, a vendor who is seeking to recover $100,508 for goods allegedly sold to our company. Based on losses sustained by us as a result of previously supplied defective equipment from this vendor, our counter claim exceeds the amount sued for by Newport Corporation. We believe that the ultimate outcome of the action will not have a material impact on our financial condition or results of operations.

     We are currently engaged in litigation with IOS Capital Corporation, a vendor who is seeking to recover $55,821 on the basis of an alleged default by us in making our lease agreement installments for color copying equipment. We believe that the vendor was incapable of providing a working product acceptable to us and the equipment was returned to the vendor as a result. We believe that the ultimate outcome of the action will not have a material impact on our financial condition or results of operations.

     We are currently engaged in a lawsuit with one of our customers, Rocky Mountain Instruments. Rocky Mountain Instruments disputes the amounts owed to us regarding certain orders, has made claims regarding defects in certain of the units delivered and is currently late in making payments on such orders. We believe that Rocky Mountain Instruments owes our company approximately $468,571 (including a late charge). On November 2, 1999, we filed a Complaint and Jury Demand against Rocky Mountain Instruments claiming, among other things, that Rocky Mountain Instruments had breached its contract and failed to fulfill its promises relating to Rocky Mountain Instruments' purchase of laser diodes from our company. A trial date has not yet been established.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors and executive officers, and their ages and positions, as of May 31, 2000, are as follows:

Name                             Age    Position
-------------------------------  ---  -----------------------------------------
Dr. Geoffrey T. Burnham......    51    Chairman of the Board of Directors,
                                       President and Chief Executive Officer

Susan M.  Burnham............    44    Vice President, Treasurer and Director


Leonard E.  Lundberg.........    53    Chief Financial Officer


George W.  Hippisley.........    59    Director


Dr.  Vincent Tomaselli.......    59    Director


     Dr. Geoffrey T. Burnham, a founder of our company, has also served as our Chairman, President, and Chief Executive Officer, since our incorporation in September 1993, and devoted his full-time efforts to our establishment commencing in May 1993. From April 1990 through July 1990, Dr. Burnham served as a consultant to, and from July 1990 until May 1993, he was employed by, Northeast Semiconductor, Inc., and served as its President and as a director from October 1991 through May 1993. Dr. Burnham resigned from Northeast Semiconductor , Inc. upon its acquisition in a hostile take-over. Approximately five months after his resignation, Northeast Semiconductor , Inc. filed for Chapter 7 bankruptcy protection. Prior to April 1990, Dr. Burnham had over 16 years of experience in the laser field, including 10 years in the semiconductor laser field, holding management positions with Hercules Aerospace Corporation from 1987 to 1989, General Optronics Corporation, a company involved in manufacturing laser equipment for telecommunications applications from 1984 to 1986, and General Electric Co. from 1975 to 1984. Dr. Burnham founded and directed General Electric's Laser Business Venture for five years. In addition, he was corporate liaison between General Electric and the University of Rochester on General Electric Co.'s Consortium on Inertial Confinement Fusion. Dr. Burnham also served as General Electric Co.'s Corporate Technical Recruiter at the University of Rochester as well as Chairman of the United States government's laser section of the Military Critical Technologies List. Dr. Burnham is married to Susan Burnham.

     Susan M. Burnham has been Vice President, Treasurer and a Director of our company since our incorporation in September 1993. From May 1993 to September 1993, Ms. Burnham assisted Dr. Burnham in the establishment of our company and, from February 1992 through April 1993, Ms. Burnham was not employed. From August 1986 through January 1992, she served as a national account executive in marketing and sales for MLI Industries Inc., a company involved in turn-key subcontract manufacturing of electronic components, electro-mechanical assemblies, and copy machine refurbishment and manufacturing, and was responsible for handling all major company accounts, as well as all new accounts. She established a customer base that included several divisions of General Electric Co., IBM and Eastman Kodak Company, initiating partnership agreements for all major customers. Ms. Burnham was employed by General Electric Co. from December 1977 through July 1984 during which time she held administrative positions in various laser and electronic programs with a particular emphasis on the monitoring of operating budgets. Ms. Burnham is married to Dr. Burnham.

     Leonard E. Lundberg has been Chief Financial Officer of our company since November, 1998. From March 1998 through November 1998 Mr. Lundberg was employed as Chief Financial Officer by Miller Aviation, Inc., a company engaged in providing general aviation services. Miller Aviation, Inc. and Corporate Wings, Inc. merged in October 1998 at which time Mr. Lundberg resigned. From January 1996 until February 1998 Mr. Lundberg was employed by Maines Paper & Food Service, Inc., a company engaged in the food and paper warehousing and distribution business, in the capacity of Vice President of Finance. Previously, Mr. Lundberg held the position of Corporate Controller of Taylor Industries, Inc. from 1988 until 1995. Taylor Industries is involved in the meat packing and rendering industries. Mr. Lundberg's employment before 1988 has included various corporate positions at ITT, Sperry Univac (Unisys) and RCA as well as independent consulting to various industries.

     George W. Hippisley was elected as a Director of our company in June 1999. Mr. Hippisley is currently the owner of Cohasset Enterprises, a sole-proprietorship founded in late 1997 to provide business development consulting services to technology-intensive manufacturing firms and not-for-profit organizations. Since August of 1998, Mr. Hippisley has been a member of the Board of Directors, Secretary, and Executive Director of the Photonics Industry Association of New York, Inc., a not-for-profit New York corporation which has filed with the Internal Revenue Service for 501 (c)(6) trade association status. Photonics Industry Association of New York, Inc.'s mission is to promote the photonics, optics, and imaging industry of New York State. Since 1991 he has served as Executive Director of the New York Photonics Development Corporation, a 501 (c)(3) not-for-profit New York corporation, responsible for developing and executing technology transfer and commercialization programs to improve the competitiveness of small and mid-size photonics manufacturing firms throughout New York State. From 1985 to 1990 Mr. Hippisley was Chief Operating Officer for Eagle Comtronics, Inc., a privately-held manufacturer of electronic filters and encryption systems for the CATV industry.

     Dr. Vincent P. Tomaselli was elected as a Director of our company in September 1999. Dr. Tomaselli is Deputy Director for Business Development and Operations for the Center for Advanced Technology at the City University of New York. He has been associated with the Center for Advanced Technology since its beginning in 1994. Concurrently, he also manages the Department of Energy-sponsored Center for Laser Imaging and Cancer Diagnostics and the NASA-sponsored Institutional Research Award program, both at City College of the City University of New York. Dr. Tomaselli has been a member of the Board of Directors of the Photonics Industry Association of New York since its inception in 1998. From 1998 to 1990, he was Director of the Center for Photonics and Imaging Science and Professor of Electrical Engineering and Physics at Fairleigh Dickinson University. From 1984 to 1988, Dr. Tomaselli was Assistant Dean for Research and Graduate Studies in the College of Science and Engineering at Fairleigh Dickinson University. In 1988, he served as

University Grants Administrator. From 1975 to 1984, Dr. Tomaselli was Professor of Physics and Manager of the Physics Research Laboratory. During that time Dr. Tomaselli's research interests were in far-infrared spectroscopy, optical properties of particulate and biological materials, and instrument development. From 1990 to 1994, Dr. Tomaselli was a senior project scientist at Woodward-Clyde Consultants, a major consulting firm specializing in environmental problems. Dr. Tomaselli headed the program involving health issues related to low frequency electromagnetic fields, supervised and developed analytical and quality control procedures for a large-scale data management effort, served as computer services manager, and evaluated computer models. Dr. Tomaselli has a Ph.D. in physics from New York University and a B.S. and M.S. (Magna Cum Laude) in physics from Fairleigh Dickinson University. Dr. Tomaselli was a member of the New Jersey Governor's Science Advisory Panel from 1981 to 1983, and was listed in Who's Who in Optical Science and Engineering in 1987, Who's Who in Science and Technology in 1983, and American Men and Women of Science in 1981.

     All directors hold office until the next annual meeting of shareholders and until their successors have been elected and duly qualified. Roger D. O'Brien, who served as a director during fiscal 1999, advised us of his resignation as a director of our company, effective as of February 29, 2000. There has been no disagreement between us and Mr. O'Brien. Edwin B. Spievack, who served as a director of our company from May 1999 until the beginning of September 1999, advised us of his resignation as a director of our company effective as of September 7, 1999. There has been no disagreement between us and Mr. Spievack.

     We have agreed, for a period of five years following the effective date of our initial public offering, if so requested, to nominate and use our best efforts to elect a designee of Whale Securities Co., L.P., the Underwriter in our initial public offering, to the Board of Directors or, at its option, as a non-voting advisor to the Board of Directors. Whale Securities Co., L.P. has not yet exercised its right to designate such person.

BOARD COMMITTEES

     We have a Compensation Committee and Audit Committee. We do not have a standing nominating committee.

COMPENSATION COMMITTEE

     The function of the Compensation Committee is to make recommendations to the Board of Directors with respect to compensation of executive officers. In addition, the Compensation Committee administers our 1995 Stock Option Plan, as amended, determining the persons to whom options should be granted and the number of options to be granted to such persons. The Compensation Committee also administers plans and programs relating to the employee benefits, incentives and compensation. Messrs. Hippisley and Tomaselli are the current members of the Compensation Committee.

AUDIT COMMITTEE

     The function of the Audit Committee is to, among other things, make recommendations to the Board of Directors regarding the selection of independent auditors, review and evaluate the result and scope of the audit and other services provided by our independent auditors, review our financial statements and review and evaluate our internal control functions. Messrs. Hippisley and Tomaselli are the current members of the Audit Committee.

INDEMNIFICATION AND EXCULPATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware grants each corporation organized thereunder the power to indemnify its officers, directors, employees and agents on certain conditions against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our Bylaws and Certificate of Incorporation also provide for the indemnification of such persons, to the fullest extent permitted by the General Corporation Law of Delaware. Our Certificate of Incorporation provides that, with certain exceptions, no director our company will be liable to us for monetary damages as a result of certain breaches of fiduciary duties as a director. Exceptions to this include a breach of the director's duty of loyalty, acts or omission not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the cash and other compensation paid by our company to Dr. Geoffrey T. Burnham, the Chairman of the Board of Directors, President and Chief Executive Officer of our company, during the fiscal years ended December 31, 1999, 1998 and 1997. No other executive officer of our company received aggregate compensation and bonuses which exceeded $100,000 during such years.


                                               Annual Compensation                        Long Term
                                                                                         Compensation
                                                                                            Award

                                                                                          Securities
                                Year Ended                             Other Annual       Underlying
Name and Principal Position     December 31,   Salary($)   Bonus($)   Compensation ($)      Options
---------------------------     ------------   ---------   --------   ----------------      -------
Dr. Geoffrey T. Burnham,           1999        $133,000      --            --             60,000(1)
Chairman, President and Chief      1998        $133,000      --            --                 --
Executive Officer                  1997        $127,395      --            --                 --


(1) There were 60,000 options to purchase common stock granted to Dr. Burnham during the fiscal year ended December 31, 1999 at an exercise price of $0.5156 per share.

STOCK OPTION GRANTS AND EXERCISES

     The following stock options were granted to Dr. Burnham during fiscal year ended December 31, 1999:


                                                                                                  5%               10%
                                                                                                Potential Realized Value
                                                                                                 at Assumed Annual Rates
                             Number of      % of Total                                         of Stock Price Appreciation
      Name                   Securities       Options     Exercise Price    Expiration Date        for Option Terms(2)
      ----                   ----------       -------     --------------    ---------------        --------------------
Geoffrey T. Burnham           60,000            20%          $0.5156          9/14/2003-05       $8,576        $19,038



-----------
(1) We granted stock options representing 301,400 shares of our common stock to employees during the fiscal year ended December 31, 1999.
(2) The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercises are dependent upon a number of factors, including the future performance of our Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vested period. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISE DURING FISCAL 1999 AND YEAR END OPTION VALUES

         The following table sets forth information concerning outstanding options to purchase common stock held by Dr. Burnham as of the fiscal year ended December 31, 1999. Dr. Burnham did not exercise any options during the fiscal year 1999.


                                                                                                                 Value of
                                                                                                               Unexercised
                                                                                                              "In-the-Money"
                                                            Number of Securities Underlying                     Options at
                                                              Unexercised Option at Fiscal                   Fiscal Year End
                                                                      Year-End (#)                                 ($)
                                   Shares
                                Acquired on       Value
            Name                  Exercise      Realized     Exercisable     Unexercisable     Exercisable    Unexercisable
            ----                  --------      --------     -----------     -------------     -----------    -------------
Dr. Geoffrey T. Burnham             --             --          39,404          60,000            9,729(1)           --

------------

(1) Based upon an estimated fair market value of $0.2969 per share of common stock as of December 31, 1999, less the $0.050 exercise price of such options.

EMPLOYMENT AGREEMENTS

     We entered into employment agreements with Dr. Geoffrey T. Burnham and Susan M. Burnham in October 1995. Each of Dr. Burnham's and Ms. Burnham's employment agreements provides for an initial three-year term, commencing on October 1, 1995, and each requires full-time service to our company. Dr. Burnham's agreement provides for a base salary $110,000 per annum, and Ms. Burnham's agreement provides for a base salary $75,000 per annum. Each of the agreements provides for continuing automatic one-year extensions to maintain its three-year term, until the agreement is terminated by either party. Certain fringe benefits are also provided, including split dollar life insurance and certain expense allowances. Dr. Burnham and Ms. Burnham also may be granted annual increases of 10% per annum at the discretion of the Board of Directors and bonuses based upon meeting defined goals established by the Board of Directors. No such bonuses have been awarded to date. All such bonuses and other increases were required to be approved by Whale Securities Co., L.P. for a period of three years following the effective date of our initial public offering. These agreements also provide that we will continue to pay the base salary to the employee or the employee's legal representative in the event of the employee's termination due to disability or death, for a period commencing at the time of such termination and ending at the end of the employment term. The agreements contain provisions prohibiting the employee from competing with us during the term of employment and for a period of two years thereafter. Dr. Burnham's agreement provides that he will serve as Chairman of the Board of Directors, and Ms. Burnham's agreement provides that she will serve as a director on the Board of Directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Upon incorporation of our company in New York in September 1993, Dr. Geoffrey Burnham purchased 374,331 shares of common stock for a purchase price of $19,000, some of which shares were subsequently transferred to other related entities or individuals. In addition, in November 1995, Dr. Burnham transferred 22,693 of these shares back to our company, for no consideration, in order for our company to then reissue such shares to another individual in settlement of all outstanding claims for services rendered by such individual on behalf of our company prior to our company's incorporation.

     In March 1995, Dr. Burnham purchased an aggregate of 4,925 shares of common stock and warrants to purchase 4,925 shares of common stock for an aggregate purchase price of $10,000.

     Under the terms of a Securities Purchase Agreement, dated as of February 5, 1999, with bmp Mobility AG Venture Capital, as amended by Amendment No. 1 to the Securities Purchase Agreement, dated as of April 28, 1999, bmp Mobility AG Venture Capital purchased, in multiple tranches, 2,000,000 newly issued shares of our common stock and 1,000,000 shares of our Series B Convertible Preferred Stock each convertible into 5 shares of our common stock or an aggregate of 5,000,000 shares of our common stock. Based on public filings, we are aware that bmp Mobility AG Venture Capital has transferred ownership of its shares of common stock, Series B Convertible Preferred Stock and a warrant to purchase an aggregate of 500,000 shares of common stock to ANB Alster Neue Beiteiligungs GmbH & Co. KG. The Series B Convertible Preferred Stock and warrants contain certain provisions relating to anti-dilution protection against private placement issuances of securities below fair market value. We have had certain discussions with a representative of ANB Neue Beiteiligungs GmbH & Co. KG concerning the applicability of these provisions to the private placements consummated this year. We have contended that no such adjustment is required and sought a waiver of such provisions from ANB Alster Neue Beiteiligungs GmbH & Co. KG. To date no agreement has been reached. To the extent that it is determined that such adjustment is required, the failure to reach such agreement could result in an increase in the number of shares of our common stock issuable upon exercise of the Series B Convertible Preferred Stock and warrants and thereby result in potential dilution to the percentage ownership of common stock offered hereby.

     Any future transactions, if any, between our company and our officers, directors and/or greater than 5% shareholders will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors of the Board of Directors of our company.

               PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

     The following table sets forth information as of May 31, 2000 based on information obtained from the persons named below, relating to the beneficial ownership of shares of common stock by (i) each beneficial owner of more than 5% of the outstanding common stock, (ii) each director, (iii) each named executive officer, (iv) each of the selling security holders in this offering, and (v) all current executive officers and directors of our company as a group.

                                                                               NUMBER OF
                                                    BENEFICIAL OWNERSHIP      SHARES TO BE    BENEFICIAL OWNERSHIP OF
                                                      OF COMMON STOCK           SOLD IN             COMMON STOCK
                                                    PRIOR TO OFFERING(1)      OFFERING(2)        AFTER OFFERING(3)
                                                    --------------------      -----------        -----------------
NAME                                                 NUMBER       PERCENT                        NUMBER       PERCENT
----                                                 ------       -------                        ------       -------
Geoffrey T. Burnham                                   431,894(4)    1.5%           --            431,894       1.5%
Semiconductor Laser International Corp.
15 Link Drive
Binghamton, New York  13904

Susan M. Burnham                                      431,894(5)    1.5%           --            431,894       1.5%
Semiconductor Laser International Corp.
15 Link Drive
Binghamton, New York  13904

Leonard E. Lundberg                                    --           --             --               --          --
Semiconductor Laser International Corp.
15 Link Drive
Binghamton, New York  13904

George W. Hippisley                                     8,666(6)     *             --              8,666        *
1101 Floyd Avenue
Rome, New York 07840

Vincent Tomaselli                                      --           --             --               --          --
30 West Broadway
New York, New York 10007

Rennes Fondation                                   19,666,666(7)   53.4%       16,000,000      3,666,666      12.7%
Aeulestrasse 38
FL - 9490 Kaduz
Germany

ANB Alster Neue Beteiligungs GmbH & Co.             7,872,650(8)   27.2%           --          7,872,650(8)   27.2%
Neuer Wall 20
20354 Hamburg
Germany

Strategic Management Corporation                    2,800,000(9)    9.4%        2,800,000      --               --
282 Katona Avenue
Katona, New York 10536

Rowena Ahern                                           66,667        *             66,667      --               --


                                                                               NUMBER OF
                                                    BENEFICIAL OWNERSHIP      SHARES TO BE    BENEFICIAL OWNERSHIP OF
                                                      OF COMMON STOCK           SOLD IN             COMMON STOCK
                                                    PRIOR TO OFFERING(1)      OFFERING(2)        AFTER OFFERING(3)
                                                    --------------------      -----------        -----------------
NAME                                                 NUMBER       PERCENT                        NUMBER       PERCENT
----                                                 ------       -------                        ------       -------
Susen Ambrosch                                       130,000         *               130,000        --           --

Thomas Beyer                                          80,000         *                80,000        --           --

Michael Bolz                                          70,000         *                70,000        --           --

Niko Dimitrov                                        125,000         *               125,000        --           --

Jurgen Hahn                                          721,666         *               721,666        --           --

Jorg Hartmann                                        180,000         *               180,000        --           --

Christian Hostmann                                    93,333         *                93,333        --           --

Christoph Kleinfeld                                  126,000         *               126,000        --           --

Stephan Kraemer                                       70,000         *                70,000        --           --

Joachim Maus                                          66,667         *                66,667        --           --

Hermann Muller                                        90,056         *                90,056        --           --

Manfred M. Plenagl                                    66,667         *                66,667        --           --

Andreas Pothoff                                       66,667         *                66,667        --           --

Stefan Powels                                         70,000         *                70,000        --           --

Renate Simon                                          66,667         *                66,667        --           --

Carsten Sommerfeld                                   150,000         *               150,000        --           --

Herbert Sonntag                                       69,933         *                69,933        --           --

Wolf Dieter Stauss                                    69,933         *                69,933        --           --

Kevin Steele                                         213,333         *               213,333        --           --

Rolf Thinius                                         133,333         *               133,333        --           --

Chris Utermarck                                      133,333         *               133,333        --           --

JG Capital, Inc.                                     466,453(10)    1.6%             466,453        --           --

BSB Bank & Trust Company                             550,000(11)    1.9%             550,000        --           --

All Directors and executive officers as a            872,454(12)    3.0%                --        872,454       3.0%
group  (5 persons)............................


-----------------

 *   Represents less than 1% of the shares of our common stock outstanding.

(1) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from June 23, 2000 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days of June 23, 2000 have been exercised or converted.
(2)  Assumes all shares are sold in this offering.
(3) Based on 28,478,263 shares of our common stock outstanding as of May 31, 2000.
(4) Includes 23,823 shares held in trust by Dr. Burnham as trustee, as to which Dr. Burnham disclaims any beneficial interest; 4,925 shares issuable upon exercise of a warrant, held in an IRA trust for the benefit of Dr. Burnham; certain non-plan options to purchase 39,404 shares; and 165,405 shares owned by Susan Burnham, the wife of Dr. Burnham, and 31,000 shares issuable upon the exercise of options granted to Ms. Burnham pursuant to our 1995 Stock Option Plan, as amended, as to which Dr. Burnham disclaims any beneficial interest.
(5) Includes 162,412 shares owned by Dr. Burnham; 23,823 shares held in trust by Dr. Burnham as trustee; 4,925 shares issuable upon exercise of a warrant, held in an IRA trust for the benefit of Dr. Burnham; and 39,404 shares issuable upon exercise of certain non-plan options held by Dr. Burnham, as to all of which Susan Burnham disclaims any beneficial interest; and 31,000 shares issuable upon the exercise of the 1995 Stock Option Plan options granted to Ms. Burnham.
(6) Consists of an option to purchase 8,666 shares of common stock under the 1995 Stock Option Plan.
(7) Consists of 11,333,333 shares of common stock and 8,333,333 shares of common stock issuable upon exercise of warrants.
(8) Based solely on public filings, consists of 2,372,650 shares of common stock and 500,000 shares of common stock issuable upon exercise of a warrant and 5,000,000 shares of common stock convertible from 1,000,000 shares of preferred stock on a 5 to 1 conversion basis.
(9) Consists of 1,400,000 shares of common stock and 1,400,000 shares of common stock issuable upon exercise of a warrant.
(10) Consists of 42,008 shares of our common stock and 424,445 shares of common stock issuable upon exercise of warrants.
(11) Consists of 550,000 shares of common stock issuable upon exercise of warrants.
(12) Includes an aggregate of 84,070 shares of common stock issuable upon the exercise of options under the 1995 Stock Option Plan, certain non-plan options and warrants, through April 1995 to investors in our December 1994 private placement, to purchase 4,925 shares of common stock purchased by Dr. Burnham and warrants purchased in our initial public offering.

                              PLAN OF DISTRIBUTION

     The shares of common stock and shares of common stock issuable upon exercise of warrants are being registered in order to facilitate their sale from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest thereof, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the selling security holders. In addition, since sales will be made in the sole discretion of the selling security holders, we are unable to predict whether or when any of the selling security holders will determine to proceed with sales of the shares. The distribution of the shares of common stock and shares of common stock issuable upon exercise of warrants by the selling security holders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq OTC Bulletin Board, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares of common stock and shares of common stock issuable upon exercise of warrants may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale. The selling security holders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

     We have agreed to pay the filing fees, costs and expenses associated with the registration statement, including compliance with any state blue sky requirements.

                            DESCRIPTION OF SECURITIES

GENERAL

     Our company's authorized capital stock consists of 75,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the issued and outstanding shares of common stock and preferred stock are validly issued, fully paid and nonassessable.

     The following summary description of our securities is not intended to be complete and is qualified by reference to the provisions of applicable law and to our certificate of incorporation and restated bylaws.

COMMON STOCK

     As of May 31, 2000, there were 28,478,263 shares of common stock outstanding held by approximately 2,430 stockholders of record. In addition, as of May 31, 2000, there were outstanding stock options to purchase 515,629 shares of common stock and outstanding warrants to purchase 12,473,271 shares of common stock.

     Holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders, including the election of directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock will be entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities. The holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

PREFERRED STOCK

     We may issue Preferred Stock, from time to time, in one or more series, upon authorization of our Board of Directors. As of May 31, 2000, 1,000,000 shares of our Series B Convertible Preferred Stock were outstanding each convertible into 5 shares of our common stock or an aggregate of 5,000,000 shares of common stock. We issued the outstanding shares of Series B Convertible Preferred Stock to bmp Mobility AG Venture Capital. Based solely on public filings, we are aware that bmp Mobility AG Venture Capital transferred ownership of the Series B Convertible Preferred Stock to ANB Alster Neue Beiteiligungs GmbH & Co. KG.

     The Board of Directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The holders of shares of preferred stock shall be entitled to share, equally and ratably in any dividends declared by the Board of Directors on our common stock, whether payable in cash, shares of common stock (or fractions thereof) or property. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of the shares of preferred stock shall be entitled to receive and to be paid out of the assets of our company available for distribution to our stockholders, before any distribution or payment is made upon any junior securities. Each share of preferred stock shall be convertible at any time, at the option of the holder of record thereof, subject to certain limitations, into fully paid and nonassessable shares of common stock at the conversion rate then effect. The convertible feature of our Series B Convertible Preferred Stock into common stock is not exercisable by bmp Mobility AG Venture Capital or any affiliate of bmp Mobility AG Venture Capital. The preferred stock has certain anti-dilution rights for issuances of common stock or common stock equivalents by our company for a consideration per share less than the fair market value then in effect. Holders of preferred stock are entitled to notice of all meetings of our company's stockholders but are not be entitled to vote except in respect of such matters as to which they are entitled to vote as a class under the Delaware General Corporation Law and except in respect to amending, altering or repealing any provision of the certificate of designations of the preferred stock.

     The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock and, under certain circumstances, make it more difficult for a third party to gain control of our company, discourage bids for the common stock at a premium or otherwise adversely affect the market price of the common stock.

WARRANTS

     We have issued an aggregate of 10,167,778 warrants in a series of private placements consummated between December 31, 1999 and the end of March 2000. The exercise price of the warrants range between $0.75 and $1.0625 per share. The warrants may be exercised from time to time over a term of either 4 or 5 years. 9,713,334 warrants have anti-dilution rights and are redeemable by our company, upon thirty days prior written notice, at a price of $0.01 per share of common stock issuable upon exercise of the warrant, if, but only if: (i) the market price of our common stock shall have exceeded $0.90 per share on each of the twenty (20) trading days for which quotes appear on our common stock ending on the business day prior to the date on which the notice of redemption shall be mailed to the holders of the warrants, (ii) this prospectus shall be effective, and (iii) our common stock shall be trading on the OTC Bulletin Board Service, the NASDAQ National Market, the NASDAQ Small Cap Market or a national securities exchange.

     We have available a collateralized line of credit with BSB Bank & Trust Company, subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. In connection with the line of credit, we issued to BSB Bank & Trust Company warrants to purchase an aggregate of 500,000 shares of our common stock at an exercise price of $0.575 per share. The warrants expire on February 16, 2004 and contain certain registration rights. In May 2000, we agreed with BSB Bank & Trust Company to pay down approximately $210,000 of the collateralized line of credit, representing the amount in excess of the borrowing base. Such excess amount had been cash collateralized. In connection with such agreement, the line of credit has been extended to March 31, 2001. In addition, we agreed to issue BSB Bank & Trust Company warrants to purchase 50,000 shares of our common stock at an exercise price of $1.00.

MARKET INFORMATION

     Our common stock is traded on the Nasdaq OTC Bulletin Board under the symbol "SLIC.OB." The following table sets forth, for the periods indicated and as reported by the Nasdaq OTC Bulletin Board, the high and low sales prices for shares of our common stock.

               Quarter Ended               High                  Low
               ----------------------  ---------------      --------------
               March 31, 1998             1 17/32               1 7/16

               June 30, 1998              1 1/2                 1 1/4

               September 30, 1998         31/32                 15/16

               December 31, 1998          7/16                  3/8

               March 31, 1999             13/32                 11/32

               June 30, 1999              15/32                 13/32

               September 30, 1999         13/32                 11/32

               December 31, 1999          11/32                 19/64

               March 31, 2000             5 3/16                7/32


TRANSFER AGENT

     The transfer agent and registrar of our common stock is American Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

     The validity of the shares of common stock and shares of common stock issuable upon exercise of warrants offered hereby will be reviewed by Swidler Berlin Shereff Friedman, LLP, New York, New York.

                                     EXPERTS

     The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report (which contains and explanatory paragraph relating to our company's ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants given upon the authority of said firm as experts in auditing and accounting.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-1 that we are filing with the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission.

     You may inspect and copy reports, proxy statements and other information that we have filed with the Securities and Exchange Commission, including the registration statement, at the following Securities and Exchange Commission public reference facilities maintained by the Securities and Exchange
Commission:

450 Fifth Street, N.W.      Northwest Atrium Center     7 World Trade Center
Room 1024                   500 West Madison Street     Suite 1300
Washington, D.C.  20549     Suite 1400                  New York, New York 10048
                            Chicago, Illinois 60661

     You may call the Securities and Exchange Commission at 1-800-732-0330 for further information about the public reference facilities.

     We are also an electronic filer with the Securities and Exchange Commission, which may be accessed through the Securities and Exchange Commission's Web site at http://www.sec.gov. Our securities are listed on the Nasdaq OTC Bulletin Board.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                                             Page

Report of Independent Public Accountants......................................................F-1

Financial Statements:

       Balance Sheets as of December 31, 1998 and 1999........................................F-2

       Statement of Operations for the Years Ended December 31, 1997, 1998 and 1999...........F-3

       Statement of Changes in Shareholders Equity for the Years

       Ended December 31, 1996, 1997, 1998 and 1999...........................................F-4

       Statement of Cash Flows for the Years Ended December 31, 1997, 1998 and 1999...........F-5

Notes to Financial Statements For the Year Ended December 31, 1999............................F-6

       Balance Sheets as of December 31, 1999 and March 31, 2000 (unaudited).................F-21

       Statement of Operations for the Three Months Ended March 31, 1999
         and March 31, 2000 (unaudited)......................................................F-22

       Statement of Cash Flows  for the Three Months Ended March 31, 1999
         and March 31, 2000 (unaudited)......................................................F-23

Notes to Financial Statement For the Quarter Ended March 31, 2000............................F-24


REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders of
Semiconductor Laser International Corporation:

     In our opinion, the accompanying balance sheets and the related statements of operations, of changes in shareholders equity and of cash flows present fairly, in all material respects, the financial position of Semiconductor Laser International Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses since inception (September 21, 1993) and at December 31, 1999 and has a significant accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP

Syracuse, NY
February 18, 2000, except as to Note 9
which is dated March 27, 2000

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                                  BALANCE SHEET

                                                         December 31,    December 31,
                                                              1998           1999
                                                         ------------    ------------
Assets

Current assets

    Cash and equivalents .............................   $    112,695    $    347,747

    Accounts Receivable, net of allowance for doubtful
    accounts of $560,645 and $583,293, respectively ..        296,193         295,561

    Inventory ........................................        333,806         861,911

    Prepaid expenses and other assets ................        180,853          24,957
                                                         ------------    ------------

         Total current assets ........................        923,547       1,530,176

Property, plant and equipment, net ...................      2,691,926       2,584,974

Deposits and other assets ............................        123,957         149,396
                                                                         ------------

         Total assets ................................   $  3,739,430    $  4,264,546
                                                         ============    ============



Liabilities and Shareholders' Equity

Current liabilities

    Accounts payable .................................   $  1,127,589    $    708,193

    Notes Payable (Line of Credit) ...................        550,000       1,000,000

    Accrued expenses and other liabilities ...........        164,235         174,809

    Current portion of long-term debt ................         37,170          44,368
                                                         ------------    ------------

         Total current liabilities ...................      1,878,994       1,927,320

Long-term debt .......................................        765,687         713,668

Accrued royalty payments .............................        100,000         100,000
                                                         ------------    ------------

         Total liabilities ...........................      2,744,681       2,741,038
                                                         ------------    ------------

Commitment and contingencies (Note 10)

Shareholders' Equity

Common stock, $.01 par value, 75,000,000 shares
authorized, 15,641,064 issued and outstanding at
December 31, 1999; 28,474,3897 issued and
outstanding at March 31, 2000 ........................        100,396         156,411

Subscriptions Receivable .............................           --          (100,000)

Common stock issuable ................................         41,073

Treasury stock .......................................       (248,241)       (248,241)

Convertible Preferred Stock ..........................           --            10,000

Additional paid-in capital ...........................     18,061,560      22,034,365

Accumulated deficit ..................................    (16,960,039)    (20,329,027)
                                                         ------------    ------------

         Total shareholders' equity ..................        994,749       1,523,508
                                                         ------------    ------------

         Total Liabilities and Shareholders' Equity ..   $  3,739,430    $  4,262,546
                                                         ============    ============


   The accompanying notes are an integral part of these financial statements.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                             STATEMENT OF OPERATIONS



                                                  Year Ended                 Year Ended                 Year Ended
                                               December 31, 1997          December 31, 1998          December 31, 1999

Net Sales .........................              $    478,924               $  2,197,736               $  1,524,514

Cost of sales .....................                (1,482,579)                (3,093,343)                (1,871,216)
                                                 ------------               ------------               ------------

         Gross margin .............                (1,003,655)                  (895,607)                  (346,702)

Operating expenses:

Research and development expenses .              $    651,242               $      7,273               $     76,703

Sales and marketing expenses ......                   368,513                    395,339                    329,927

General and administrative expenses                 4,082,360                  2,882,320                  2,651,139
                                                 ------------               ------------               ------------

         Loss from operations .....                (6,105,770)                (4,180,539)                (3,404,471)

Interest income ...................                   105,959                     42,677                     35,482

         Net loss .................                (5,999,811)                (4,137,862)                (3,368,989)
                                                 ============               ============               ============

Less: Beneficial conversion feature                (1,688,000)                      --                         --

Net loss applicable to common stock              $ (7,687,811)              $ (4,137,862)              $ (3,368,989)
                                                 ============               ============               ============

Net per share-basic and diluted ...                    ($2.15)                    ($0.44)                    ($0.26)
                                                 ============               ============               ============

Weighted average shares outstanding              $  3,572,458               $  9,320,785               $ 13,078,597
                                                 ============               ============               ============


   The accompanying notes are an integral part of these financial statements.

[PG NUMBER]

                             SEMICONDUCTOR LASER INTERNATIONAL CORPORATION STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                                          Total
                       Preferred   Common   Common Stock   Treasury   Additional Paid-   Subscriptions   Accumulated   Shareholders'
                         Stock     Stock      Issuable       Stock      In Capital        Receivable       Deficit        Equity
                         -----     -----      --------       -----      ----------        ----------       -------        ------
Balance at
December 31, 1996
(3,409,607 shares                  34,096     1,123,438    (248,241)    10,081,464                       (5,134,366)     5,856,391
issued and
outstanding

Issuance of common
stock issuable,
January 1997                        1,212    (1,072,188)                 1,070,976                                               0
(121,231 shares)

Issuance of common
stock, option
exercise, May 1997                     99                                      394                                             493
(9,851 shares)

Issuance of common
stock, option
exercise July 1997                    296                                    1,182                                           1,478
(29,553 shares)

Issuance of Series
A 8% Convertible
Preferred Stock,        20000                                            2,817,480                                       2,837,480
October 1997
(2,000,000 shares)

Beneficial
conversion feature
associated with
Series A 8%                                                              1,688,000                       (1,688,000)             0
Convertible
Preferred Stock,
October 1997

Warrants issued
for services
rendered, October                                                        1,198,789                                       1,198,789
1997 (770,000
warrants)

Issuance of common
stock issuable,
November 1997                         100       (51,250)                    51,150                                               0
(10,000 shares)

Issuance of common
stock for services
rendered November                      15                                    2,571                                           2,586
1997 (1,500 shares)



                                      F-4

Issuance of common
stock associated
with sale of
Series A 8%
Convertible                           400                                  137,120                                         137,520
Preferred Stock,
November 1997
(40,000 shares)

Issuance of common
stock for services
rendered December                     550                                   78,540                                          79,090
1997 (55,000
shares)

Issuance of common
stock associated
with the
conversion of
Series A 8%           (20,000)     47,128                                 (92,441)                                         (65,313)
Convertible
Preferred Stock,
December 1997
(4,712,810 shares)

Net loss for the
year ended                                                                                               (5,999,810)    (5,999,810)
December 31, 1997


Balance at
December 31, 1997
(8,389,552 shares           0      83,896             0    (248,241)   17,035,225                0      (12,822,176)     4,048,704
issued and
outstanding)

Issuance of common
stock, private
placement                          16,500                                1,025,460                                       1,041,960
(1,650,000 shares)


Common stock
issuable for
services rendered,                               41,073                                                                     41,073
December 1998
(111,280 shares)

Net loss for the
year ended                                                                                               (4,137,862)    (4,137,862)
December 31, 1998

Balance at
December 31, 1998
(10,039,552 shares         $0    $100,396       $41,073   $(248,241)   $18,060,685              $0     $(16,960,038)      $993,875
issued and
outstanding)

Issuance of common
stock, private
placement February                 20,000                                  687,964                                         707,964
1999 (2,000,000
shares)

Issuance of common
stock issuable,
February 1999                       1,113       (41,073)                    39,960                                               0
(111,280 shares)



Issuance of
warrants for
extension of line
of credit,                                                                  31,500                                          31,500
February 1999
(500,000 warrants)

Issuance of common
stock, for
services rendered                     238                                    8,712                                           8,950
May 1999 (22,867
shares)

Issuance of Series
B Convertible
Preferred Stock,       10,000                                            1,989,988                                       1,999,988
May 1999
(1,000,000 shares)

Issuance of common
stock, private
placement Aug.                     29,793                                1,048,987                                       1,078,780
1999 (2,979,256
shares)

Issuance of common
stock for services
rendered, December                    400                                   14,600                                          15,000
1999 (40,000
shares)

Common stock
subscribed
(447,109 shares)                    4,471                                  140,392        (100,000)                         44,863
December 1999

Record Re-Issuance
of Stock Options,                                                           11,577                                          11,577
November 1999

Net loss for the
year ended                                                                                                              (3,368,989)
December 31, 1999


Balance at
December 31, 1999
(15,641,064 shares
issued and            $10,000    $156,411            --   $(248,241)   $22,034,365       $(100,000)    $(20,329,027)    $1,523,508
                      =======    ========    ==========   =========    ===========       =========     ============     ==========
outstanding and
subscribed)

   The accompanying notes are an integral part of these financial statements.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                            STATEMENTS OF CASH FLOWS


                                                                      December 31,           December 31,           December 31,
                                                                         1997                   1998                    1999
                                                                      -----------            -----------            -----------
Cash flows form operating activities:

Net loss ..................................................           $(5,999,811)           $(4,137,862)           $(3,368,989)

Adjustments to reconcile net loss to cash used in operating activities:

Depreciation and amortization .............................               126,344                205,066                220,126

Expenses settled through the issuance of Common Shares,
options and warrants ......................................             1,282,379                 41,073                 48,673


Change in assets and liabilities:

         (Increase)/decrease in accounts receivable .......              (140,023)               (95,123)                   632

         (Increase)/decrease in inventory .................              (132,885)              (194,605)              (528,105)

         (Increase)/decrease in prepaid expenses and
      other assets ........................................               (70,717)              (110,136)               184,760

         (Increase)/decrease in deposits and other assets .                64,608                467,363                (54,303)

         Increase/(decrease) in accounts payable ..........              (629,825)               615,142               (419,396)

         Increase/(decrease) in accrued expenses and
      other liabilities ...................................                69,346                  2,690                 10,574

Net cash used in operating activities .....................            (5,430,584)            (3,206,392)            (3,906,028)
                                                                      -----------            -----------            -----------

Cash flows from investing activities:

Purchase of plant, property and equipment .................            (2,463,450)              (176,502)              (113,174)

Sale of equipment, pursuant to sale and leaseback agreement             2,676,856                   --                     --

Net cash provided by (used for) investing activities ......               213,406               (176,502)              (113,174)
                                                                      -----------            -----------            -----------

Cash flows from financing activities:

Issuance of stock, net of expenses ........................             2,886,781              1,041,960              3,849,949

Issuance of warrants ......................................                  --                     --                     --

Proceeds from short-term debt .............................                  --                  556,000                450,000

Payments on long-term debt ................................               (32,503)               (31,820)               (44,820)
                                                                      -----------            -----------            -----------

Proceeds from issuance of stock, net of expenses ..........             2,886,781              1,092,835                   --

Proceeds from short-term debt .............................                  --                  550,000                   --

Net cash provided by financing activities .................             2,885,584              1,561,015              4,255,129
                                                                      -----------            -----------            -----------


Net decrease/increase in cash, cash equivalents and
restricted cash ...........................................            (2,331,594)            (1,821,879)               235,927

Cash, cash equivalents and restricted cash at beginning
of period .................................................             4,266,168              1,934,574                111,820
                                                                      -----------            -----------            -----------

Cash, cash equivalents and restricted cash at end
of period .................................................           $ 1,934,574            $   112,695            $   347,747
                                                                      ===========            ===========            ===========


   The accompanying notes are an integral part of these financial statements.

                  Semiconductor Laser International Corporation
                          Notes to Financial Statements
                                December 31, 1999

1. Organization

     Semiconductor Laser International Corporation (the "Company") was incorporated in New York State in September 1993 (inception) and, subsequently, reincorporated in Delaware in September 1997, to produce high power semiconductor diode laser wafers and bars ("HPDLs"), and to market these products worldwide.

2. Financial Resources and Liquidity

     The Company has incurred net losses from inception (September 21, 1993) and has at December 31, 1999 an accumulated deficit of $20,329,027 and a working capital deficit of $397,194. Such losses have resulted primarily from the Company's activities as a development stage enterprise, until April 1997, and have been financed primarily from proceeds from the Company's initial public offering and private equity financings (see Notes 8 and 9). While the Company is in receipt of approximately $5.7 million, subsequent to December 31, 1999 (See
Note 9), certain of the monies will be utilized to pay payables in arrears, prospectively however, the Company needs to demonstrate an ability to increase its sales, generate positive gross margins and net income. Based upon the fiscal 2000 budget, the Company expects that its cash and working capital requirements will continue to be significant as its operations expand. The Company expects that such cash and working capital requirements will be satisfied through a combination of revenue growth and additional private equity financings. There can be no assurance that such additional financing can be consummated.

3. Summary of Significant Accounting Policies

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

       The Company considers all highly liquid investments with an original maturity of three months or less, at the date of purchase, to be cash equivalents.

Inventory

     Inventory is valued at the lower of cost or market on a first in, first out
(FIFO) method.

Depreciation and amortization

     Property, plant and equipment are recorded at cost and depreciated over the assets' estimated useful lives ranging from three to twenty years. Depreciation is computed using the straight-line method for financial reporting. Expenditures for major renewals and betterments that extend the useful lives of the property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of long-lived assets

     Assessments of the recoverability of long-lived assets are conducted when events or circumstances occur that indicate that the carrying value of the asset may not be recoverable. The measurement of impairment is based on the ability to recover such carrying value from the future undiscounted cash flows of related operations. In the event such cash flows are not to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values.

Revenue Recognition

     Revenue recognition is based on the terms of the underlying sales agreements (purchase orders or contracts), typically when products are shipped to customers.

Research and development

     Research and development costs are expensed as incurred. Included in research and development expenses are costs related to development of prototypes of approximately $651,000, $7,000 and $76,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Income taxes

     The Company provides for income taxes in accordance with the liability method as set forth in Financial Accounting Standards No. 109, "Accounting for Income Taxes". This method provides that deferred tax assets and liabilities are recorded, using currently enacted tax rates, based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. A valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.

Net loss per share

     Net loss per share, basic and diluted, is computed using the weighted average number of common shares outstanding.

     As of December 31, 1999, the Company had outstanding warrants and options to purchase 4,203,493 and 552,304 shares of common stock, respectively, which are not included in the calculation of diluted earnings per share for the twelve months ended December 31, 1999, due to the anti-dilutive nature of these instruments.

4. Inventories

     Prior to July 1, 1999, the Company manufactured its product on a job basis, however subsequent to July 1, 1999 the Company began building finished goods and certain semi-assembled products for anticipated sales, thus representing an increase in raw material and work-in-process at December 31, 1999. Inventory is comprised of the following as of December 31:

                                               1998           1999
                                               ----           ----
         Raw Material and Supplies         $  333,806     $  778,751
         Work in Progress                       --            83,160
                                           ----------     ----------
         Total                             $  333,806     $  861,911
                                           ==========     ==========


5. Plant, Property and Equipment

Plant, property and equipment consists of the following:

                                            DECEMBER 31,   DECEMBER 31,
                                               1998           1999
                                            -----------    -----------
         Land                               $   175,459    $   175,459
         Building                             2,099,861      2,099,861
         Machinery and equipment                587,097        699,798
         Furniture and fixtures                 159,358        159,358
         Automobiles                             76,124         76,124
                                              3,097,899      3,210,600
         Less: accumulated depreciation        (405,973)      (625,626)
                                            $ 2,691,926    $ 2,584,974
                                            ===========    ===========

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999, was approximately $125,000, $204,000 and $218,000, respectively.

     During 1997, the Company sold and leased back approximately $2,677,000 of machinery, equipment, furniture and fixtures. No gain or loss was realized on the sale and leaseback transactions.

6. Debt

Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                          1998         1999
                                                          ----         ----
         Bank term loan, principal and interest at
         10% payable monthly through January 2002        $ 31,974    $ 20,600
         Bank term loan, principal and interest at
         10% (adjusted after December 2001) payable
         monthly through December 2006                    770,882     737,436
                                                         --------    --------
                                                          802,856     758,036
         Less current portion                             (37,170)    (44,368)
                                                         $765,686    $713,668
                                                         ========    ========


     Both loans are collateralized by assets purchased with the proceeds of the loans. The bank term loan due December 2006 prohibits the Company from payment of dividends, except from net income accrued after the date of the loan agreement, and requires that the Company maintain certain financial ratios and indicators. At December 31, 1999, the Company was not in compliance with the covenants of the bank term loan due December 2006. However, a waiver of the right to demand payment for this non-compliance has been provided by the lender for the period ending December 31, 1999.

     Aggregate annual scheduled principal payments, assuming the bank does not call its debts, applicable to long-term debt are as follows:

                       2000                     $  44,368
                       2001                        42,918
                       2002                        39,085
                       2003                        43,237
                       2004 thereafter            588,428
                                                ---------
                                                $ 758,036
                                                =========

     The Company has available a collateralized line of credit, subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. The line, which matures on May 31, 2000, bears interest at prime plus 2.5% (prime being 8.75% at December 31, 1999). The Company has utilized $1,000,000 of this line of credit at December 31, 1999. The Company was not in compliance with the financial covenants at December 31, 1999, however, has obtained a waiver from default under the Loan Agreement with respect to Affirmative Covenants-"Financial Covenants and Ratios" and Events of Default - "Change of Control" for the period ending December 31, 1999. There can be no assurance that any additional extension of this waiver can be negotiated.

7. Income taxes

     There was no provision for income taxes for the years ended December 31, 1997, 1998 and 1999.

     Deferred income tax assets (liabilities) consisted of the following:

                                                       DECEMBER 31,
                                                  1998              1999
                                              -----------       -----------
     Depreciation and amortization            $  (143,546)      $  (154,007)
     Accruals                                      39,000            39,000
     Compensatory Stock Options                    56,668            22,012
     Bad Debt Expense                             199,226           208,058
     Net operating loss carryforwards           5,295,520         7,929,948
                                              -----------       -----------
                                                5,446,868         8,045,011
                                              $(5,446,868)      $(8,045,011)
                                              $    --           $     --
                                              ===========       ===========

     Net operating loss carry forwards of approximately $20,500,000 expire in the years 2008 to 2013. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss carry forwards when an ownership change, as defined by tax law, occurs. The annual utilization of net operating loss carryforward generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change.

     A valuation allowance is recorded when it is more likely than not that deferred taxes will not be realized. Because the Company has only recently transitioned from the development stage and future income is uncertain, management has determined that a full valuation allowance against all deferred tax assets is necessary at December 31, 1998 and 1999.

8. Common Stock

Options

The following summarizes stock option activity:


                                                     Number of
                                                     Shares         Exercise Price per Share        Expiration Date
Outstanding at December 31, 1996                     189,159        $0.05-$9.25

                                                                                                    March 2000-December
Granted                                              113,550        $8.19-$0.6875                   2001
Options exercised                                    (39,404)          $0.05
Options forfeited                                    (50,500)       $5.00-$9.00
Options canceled                                     (76,500)       $0.72-$9.25
                                                  -------------

Outstanding at December 31, 1997                     136,305        $0.05-$0.6875


                                      F-10

                                                                                                    April 2002-
Granted-Employees                                     24,000        $0.656-0.938                    November 2005
Granted-Directors                                      5,000            $1.50                       March 2008
Options forfeited                                    (16,850)          $0.6875
                                                  -------------

Outstanding at December 31, 1998                     148,455        $0.656-$1.50

                                                                                                    March 2003-
Granted-Employees                                    301,400        $0.05-0.5156                    September 2005
Granted-Directors                                    134,000        $0.3438-0.5156                  September 2009-2001
Options forfeited                                    (31,551)       $0.05-1.50
                                                  -------------

Outstanding at December 31, 1999                     552,304
                                                  =============



102,755, 122,455 and 99,904 options were exercisable at December 31, 1997, 1998 and 1999, respectively, at a weighted average exercise price of $.38, $0.90 and $0.44, respectively.

     On October 23, 1995, the Board of Directors adopted the Company's 1995 Employee Stock Option Plan (the "Plan") which provides for the granting of options and stock awards for up to 250,000 shares of the Company's Common Stock. On August 17, 1998 at the Annual Meeting, the Company's stockholders voted to approve the amendments to the Company's Stock Option Plan increasing the total number of shares of the Company's common stock available for options to be granted from 250,000 shares to 1,000,000 shares and permit the Board to grant additional options to non-employee directors. Awards under the plan are discretionary and are administered by a committee of the Board of Directors. The exercise price of the options shall not be less than the fair market value at the date of the grant. Options granted under the plan vest over varying periods after the date of the grant and expire over varying periods up to ten years after the date of the grant.

     As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation", the Company continues to account for options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and its related interpretations. Had the compensation cost for the options issued to officers and employees been determined based upon the fair value at the grant date in accordance with methodology prescribed under SFAS No. 123, the Company's net loss would have increased by approximately $27,000 (or $0.01 per share) in 1997, $14,000 (or $0.02 per share) in 1998 and $26,581(or $0.001 per share) in 1999. The weighted average fair value of the options granted in 1997, 1998 and 1999 was estimated at $0.31, $0.70 and $0.505 per option, respectively, on the dates of grant, using the Black-Sholes option pricing model which included the following assumptions stated on a weighted average basis:

                                1997               1998            1999
                                ----               ----            ----
Dividend Yield                  0.00%              0.00%           0.00%
Volatility                     63.13%             65.78%         152.11%
Risk Free Interest Rate         5.68%              4.84%           5.81%
Expected Life                    2.9 years         4.9 years       4.0 years

Warrants

     On January 3, 1997, the Company issued 58,384 warrants in connection with an operating lease agreement (see Note 10). The warrants could not be exercised prior to February 1998 and entitle the warrant holder to purchase an equal amount of common stock at $5.00 per share. The value of such warrants, as determined by the market price at time of issue, has been reflected in the financial statements as a prepaid lease in the amount of $167,710 and is being amortized over the term of the lease.

     On June 13, 1996, the Company notified holders of warrants issued in a December 1994 private placement of the Company's common stock and warrants (the private placement), of its intent to exercise its right to redeem warrants issued in that private placement if such warrants were not exercised prior to July 15, 1996. As a result, the holders of 101,983 Warrants exercised their right to purchase a like amount of shares of the Company's common stock at an exercise price of $2.94 per share on July 15, 1996. The Company redeemed the remaining 13,844 warrants at a redemption price of $0.26 per warrant.

     In October 1997, in connection with a private placement of the Company's Series A 8% Convertible Preferred Stock (the "October Private Placement"), the Company issued to Marketing Direct Concepts, Inc., a financial public relations firm, the following warrants, all having a term of three years:

            Number of Warrants                 Exercise Price

                600,000                            $3.4688
                75,000                             $3.4688
                25,000                             $4.3438
                25,000                             $4.8438
                25,000                             $5.3438

              Warrants Issued and Outstanding at December 31, 1999


              Issued                           Number         Price
              ------                           ------         -----
              March 1996                     1,693,000        $5.00
              July 1996                        255,000        $5.00
              January 1997                      58,384        $5.00
              October 1997                     750,000        Various
              February 1999                    500,000        $0.575
              February 1999                    500,000        $0.500
              December 1999                    447,109        $0.450
                                            ----------
              Balance at December 31, 1999   4,203,493
                                            ==========

Initial Public Offering

     On March 19, 1996 the Company sold 1,700,000 shares of common stock at $5.00 per share and 1,700,000 warrants to purchase 1,700,000 shares of common stock at $.10 per warrant through an initial public offering (the "offering") and realized net proceeds from the offering of $7,078,995, a portion of which was used to repay the notes from the Bridge Financing.

     On April 3, 1996, the underwriter of the Company's offering notified the Company of its intent to exercise, in part, its over-allotment option to purchase shares of the Company's common stock. As a result, the Company issued and sold an additional 55,000 shares of its common stock at the initial public offering price of $5.00 per share. The net proceeds to the Company, after expenses and underwriting discounts and commissions, were approximately $234,800. The option has since lapsed as to its unexercised portion.

Treasury Stock

     The Company holds 35,463 shares of its common stock in treasury. The treasury shares are the result of a return of shares to the Company by a stockholder who had received the shares as compensation for services provided in 1995. The shares have been valued at their fair market value of $248,241 on the date of contribution and have been included in the accompanying financial statements as Treasury Stock and as a reduction in general and administrative expenses for the year ended December 31, 1998.

October 1997 Private Placement

     In October 1997, the Company completed a private placement (the "Private Placement") of 10 Units (the "Units"), each Unit consisting of 200,000 shares of Series A 8% Convertible Preferred Stock (the "Convertible Preferred Stock"), for an aggregate purchase price of $3,500,000. After deducting the Placement Agent's commissions and expenses of $525,000 and other expenses of the offering aggregating $138,000, the net proceeds of the Private Placement to the Company were approximately $2,837,000.

     The shares of Convertible Preferred Stock underlying the Units were convertible in whole or in part, at the option of the holder thereof and upon notice to the Company, into fully paid and nonassessable shares of Common Stock at the Conversion Rate, as defined.

     On December 30, 1997, the holders of all 2,000,000 outstanding shares of the Convertible Preferred Stock converted their shares of Convertible Preferred Stock into 4,712,810 shares of Common Stock in the aggregate, in accordance with the terms of the conversion formula. A Registration of the securities issued upon conversion became effective January 14, 1998.

     In accordance with the Emerging Issues Task Force Topic D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature", the Company has accounted for the conversion right associated with conversion on or before December 5, 1997 as a "Beneficial Conversion Feature". The Beneficial Conversion Feature has been calculated as the product of the difference between the quoted market price of the Common Stock on December 5, 1997 and the price paid for the Convertible Preferred Stock applied to the number of shares of Convertible Preferred Stock fully paid as of October 27, 1997, and amounted to

$1,688,000 and has been recorded by the Company as a charge to income available to Common Stockholders and as an increase to additional paid-in capital.

     The Convertible Preferred Stock issued on December 11, 1997, was immediately convertible into 1,098,732 shares of Common Stock, based on the conversion formula in effect and the market price of the Company's Common Stock. Had such shares of Convertible Preferred Stock been converted on December 11, 1997, the value of the Common Stock issued upon conversion would have been less than the price paid for the Convertible Preferred Stock. Therefore, no Beneficial Conversion Feature was recognized.

     Also, in connection with the October Private Placement, the Company entered into a one-year agreement with Marketing Direct Concepts, Inc. ("MDC") for ongoing financial public relations services. Under the agreement, the Company will receive a range of financial public relations services, including the establishment of contact with a number of brokers, the preparation of certain reports, the establishment of a web site and the arrangement of broker teleconferences. In consideration for these services, the Company is obligated to pay a fee of $195,000, 40,000 shares of non-registered common stock, 150,000 three-year warrants at exercise prices at or above the closing bid price of the Company's Common Stock as of October 27, 1997 and 600,000 three-year warrants exercisable at $3.4688. The value of the warrants (approximately $1,200,000) and a portion of the cash fee have been charged to the results of operations for the year ended December 31, 1997.

June 1998 Private Placement

     On June 8, 1998, the Company completed a private placement (the "Private Placement") of 1,650,000 shares of its Common Stock, at an aggregate purchase price of $1,237,500. The shares of Common Stock were issued and sold by the Company without registration under the Securities Act in reliance upon the exemption from registration afforded by Section 4(2) of the Securities Act and
Section 506 of Regulation D promulgated under the Securities Act in that they were sold solely to "accredited investors" as defined in Rule 501 (a) of the Securities Act. The placement agent for the shares, Empire Consulting Company, LTD,(the "Placement Agent") was paid $194,665 for commissions and expenses. After deducting the Placement Agent's commissions and expenses of $194,665 in the aggregate, the net proceeds of the Private Placement to the Company were approximately $1,042,000. In connection with the Private Placement the Company has agreed with the Placement Agent that it would enter into an agreement with a financial public relations firm to be selected by the Placement Agent pursuant to which the Company would receive a range of services including the establishment of contact with a number of brokers, the preparation of certain reports and the arrangement of broker teleconferences. In consideration of the services to be provided, the Company has paid to the Placement Agent the sum of $49,125.

     The Company has registered the shares of Common Stock issued in the Private Placement on a Registration Statement on Form S-3/A which was declared effective by the Securities and Exchange Commission on December 30, 1998.

bmp Transaction

     The Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of February 5, 1999, with bmp Mobility AG Venture Capital ("bmp"), as amended by Amendment No. 1 to Securities Purchase Agreement (the "Amendment"), dated as of April 28, 1999 (the Securities Purchase Agreement, as amended by the Amendment is hereinafter referred to as the "Amended Purchase Agreement"). Pursuant to the terms of the Amended Purchase Agreement, bmp purchased, in multiple tranches, 2,000,000 newly issued shares of the Company's Common Stock at a purchase price of $0.375 per share for an aggregate purchase price of $750,000, and 1,000,000 shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock"), $.01 par value per share, each convertible into 5 shares of the Company's Common Stock or an aggregate of 5,000,000 shares of the Company's Common Stock, at a purchase price of $2.00 per share, or $0.40 per share of Common Stock into which the Series B Stock is convertible. bmp had previously purchased 367,650 shares of the Company's Common Stock in unrelated open market transactions. The shares of Common Stock issued to bmp contain certain demand and piggyback registration rights and the Series B Stock contains certain anti-dilution rights.

     In connection with the Amendment, the Company entered into a consulting agreement (the "Consulting Agreement"), dated as of April 28, 1999, between the Company and bmp Management Consultants GmbH ("bmp Consultants"), a German limited liability corporation wholly owned by bmp AG Venture Capital & Network Management, the parent company of bmp, providing for the retention of bmp Consultants as strategic and financial consultants to the Company, for the $200,000 aggregate consulting fee. As of March 21, 2000, bmp Consultants had been paid $80,887.

     In connection with the Amendment, on June 26, 1999, the Company issued to bmp a five year warrant to purchase an aggregate of 500,000 shares of Common Stock, at an exercise price of $0.50 per share (the "bmp Warrant"). The shares issuable upon exercise of the bmp warrant contain certain demand and piggyback registration rights. In addition, bmp is eligible to receive a finder's fee in the amount of 5% of the net proceeds of any transaction involving the raising of debt or equity capital in a private placement from a source introduced to the Company by bmp consummated by the Company until June 26, 2001.

     Based solely on public filings, the Company is aware that bmp has transferred ownership of its shares of Common Stock, Series B Stock and the bmp Warrant to ANB Alster Neue Beiteiligungs GmbH & Co. KG ("ANB"). In conjunction with the Securities Purchase Agreement, on February 16, 1999, the Company issued to BSB Bank & Trust Company, warrants to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price of $0.575 per share. The warrants expire on February 16, 2004, and contain certain registration rights. The value of the warrants has been reflected as deferred financing costs in the Company's financial statements and will be amortized over the period commencing from date of issue to May 31, 2000.

     On March 14, 2000, the Company entered into a Waiver and Lock-up Agreement with BSB, pursuant to which BSB waived any rights to adjustment that it may have under the BSB Warrant. In addition, BSB agreed not to transfer the shares of Common Stock issuable to BSB upon conversion of the BSB Warrant until March 20, 2001 without the prior written consent of the

Company. The Company is in the process of negotiating a Consent, Waiver and Lock-Up Agreement with ANB, pursuant to which ANB would waive any rights to adjustment that it may have under the Securities Purchase Agreement and the bmp Warrant and agree to lock-up a certain percentage of its shares of Common Stock that it beneficially owns for a period of one year. In addition, the Company would agree to include a percentage of the shares of the Company's Common Stock beneficially owned by ANB on a registration statement to be filed with the Securities and Exchange Commission by early May 2000.

     The Company has completed a private placement of Common Stock with certain accredited investors introduced to the Company by a funding source referred to the Company by bmp. As of September 30, 1999, 2,979,256 shares of Common Stock have been issued at an aggregate purchase price of $1,117,221. The Company received $1,061,422 net of finder's fees. The shares of Common Stock issued in this private placement contain certain piggyback registration rights.

9. Subsequent Events

Private Placements

     The Company has issued an aggregate of 12,833,333 shares of Common Stock and 9,743,333 warrants in a series of private placements consummated between December 31, 1999 and the end of March 2000. The Company is expected to file a registration statement with the Securities and Exchange Commission by early May 2000 registering approximately 9,400,000 shares of Common Stock in such private placements. The Company raised an aggregate of $5,730,000 from such private placements at purchase prices ranging between $0.30 and $0.50 per share and warrant exercise prices ranging between $0.75 and $1.0625 per share. The warrants range between 4 to 5 year warrants. The Company is in discussions with certain other investors concerning up to an additional $4,300,000 of private placement financing. There can be no assurance that such additional financing can be consummated.

10. Commitments, Contingencies and Other Matters

     Operating Leases

     Rent expense under noncancellable operating leases was approximately $1,024,000, $963,000 and $674,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Future minimum payments under noncancellable operating leases, including the Finova lease agreement, at December 31, 1999, are as follows:

                Year Ending
                December 31,

                2000              1,006,748
                2001                605,207
                                 ----------
                                 $1,611,955
                                 ==========

Litigation

     The Company is currently engaged in litigation with a former employee, Dr. Keith Evans, against whom the Company brought an action for breach of confidentiality obligations and defamation of character. Dr. Evans has responded with a counter claim alleging defamation of character and is seeking $500,000 in damages. The litigation is presently in the discovery stage. The Company believes the counter claim is without merit and is vigorously defending such action and further, believes that the ultimate outcome of such action will not have a material impact on the financial condition, results of operations or cash flows of the Company.

     Investigations. Since April 1998, the Company has been responding to informal requests for information from the Securities and Exchange Commission. In August 1998, the Company learned that in June 1998, the Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with the Company. Pursuant to this formal order of investigation, the Company and certain of its current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Commission. The Company does not know whether or not this investigation remains active and is not able to speculate as to the specific subject matter of the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. The Company has cooperated with the investigation and has responded to all requests for information in connection with the investigation. No such requests for information has been forthcoming since late 1998.

     In August 1998, the Company learned that the United States Attorney's Office for the Southern District of New York is investigating whether violations of securities laws have occurred in connection with the Company's public disclosures but has been informed that the Company is not presently a target of the investigation. The Company has cooperated fully with the investigation and has responded to a grand jury subpoena issued in connection with the investigation. The Company does not know whether or not this investigation remains active and is unable to speculate as to the outcome or possible effect of the investigation on the Company or its management. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company or its current management. Management believes that there are meritorious defenses to the issues raised by this investigation and intends to defend this matter vigorously.

     In November, 1999, an action was filed against the Company and several of its present and former officers and directors in the United States Federal Court for the District of Massachusetts entitled Geran v. Semiconductor Laser International Corporation, Whale Securities Co., LP, Geoffrey T. Burnham, Allen
W. Johnson, Jr., Theodore W. Konopelski, Susan M. Burnham, George Barrett, David
L. Koffman, Brian Thompson, and Nicholas L. Prioletti, Jr., No. CA99-30-251-MAP. The Complaint alleges violations by the defendants of Section 12(2) of the Securities Act of 1933 arising out of alleged misrepresentations by defendants as to the Company that allegedly induced plaintiff to purchase warrants to purchase the Company's stock. The Complaint seeks damages of

$27,782.00. The Company believes it has meritorious defenses to this action and intends to defend the action vigorously and further, believes that the ultimate outcome of such action will not have a material impact on the financial condition or results of operations of the Company. As of December 31, 1999 the Company had not been served with the summons and complaint in this matter, although the company understands that several defendants who are current and former officers and directors of the Company may have received service.

     The Company is currently engaged in litigation with Newport Corporation, a vendor who is seeking to recover $100,508 for goods allegedly sold to the Company. Based on losses sustained by the Company as a result of previously supplied defective equipment from this vendor, the Company's counterclaim exceeds the amount sued for by Newport Corporation. The Company believes that the ultimate outcome of the action will not have a material impact on the financial condition or results of operations of the Company.

     The Company is currently engaged in litigation with IOS Capital Corporation, a vendor who is seeking to recover $55,821 on the basis of an alleged default by the Company in making its lease agreement installments for color copying equipment. The Company believes that the vendor was incapable of providing a working product acceptable to the Company and the equipment was returned to the vendor as a result. The Company believes that the ultimate outcome of the action will not have a material impact on the financial condition or results of operations of the Company.

     The Company is currently engaged in a lawsuit with one of its customers, Rocky Mountain Instruments ("RMI"). RMI disputes the amounts owed to the Company regarding certain orders, has made claims regarding defects in certain of the units delivered and is currently late in making payments on such orders. The Company believes that RMI owes approximately $468,571 (including a late charge) to the Company. On November 2, 1999 SLI filed a Complaint and Jury Demand against RMI claiming, among other things, that RMI had breached its contract and failed to fulfill its promises relating to RMI's purchase of laser diodes from SLI. A trial date has not yet been established.

     The Company's allowance for doubtful accounts includes an allowance for a receivable due from Rocky Mountain Instruments ("RMI") which is in dispute. On November 2, 1999 the Company filed a Complaint and Jury Demand against RMI for breach of contract. The court is in the process of establishing a date for a settlement conference.

Agreements

Technology License Agreement

     The Company entered into a license agreement for certain technology. The agreement provides for a payment of $100,000 and 5,000 shares of the Company's restricted common stock, upon delivery of the technology. In addition, the Company will pay a royalty for sales utilizing this technology. As of December 31, 1999 the Company has made $10,000 of the required cash payments.

Orthogenesis Agreement

     The Company entered into a Joint Venture Agreement (the "Orthogenesis Agreement"), dated September 28, 1999, between the Company and Orthogenesis System, Inc. ("Orthogenesis"). Pursuant to the Orthogenesis Agreement, the Company and Orthogenesis agreed to develop, sell and distribute low level laser systems used in non-invasive medical treatments for the purpose of biostimulation. Primarily intended for use with certain medical conditions, its principal focus is on arthritic conditions, accelerated wound healing and chronic pain. Potential secondary applications include acute injuries, such as those relating to sports or casual physical overexertion. The laser also has potential to be used in related areas within veterinary practices.

     Under the Orthogenesis Agreement, the Company and Orthogenesis each have a 50% voting interest in the joint venture and the Company has been granted an exclusive license to manufacture the Orthogenesis laser system for the term of the joint venture. The Company has agreed to manufacture and sell the Orthogenesis laser system at the Company's total cost of manufacturing (including material, direct labor and overhead costs) such system. The Company has also agreed to perform the financial and accounting functions for the joint venture and will be responsible for responding to customers' complaints. Orthogenesis has agreed to be responsible for marketing, research and development and product upgrades of such systems. Profits derived from the sale of the Orthogenesis laser system will be divided 75% to the Company and 25% to Orthogenesis.

     The Company believes that it has the capability of manufacturing this system without any significant initial capital investment. The system has shown promise in early tests although no definitive study has been completed to date and there can be no assurance that any future studies will be favorable. The Company intends to commence marketing in Canada and in certain other countries where it expects it will be permitted to sell the system without any additional regulatory approval and expects to eventually apply for FDA approval to enable it to sell the system in the United States. The Company's ability to obtain FDA approval and to increase sales materially is dependent on its ability to raise capital for the joint venture.

Northwestern License Agreement

     The Company entered into a licensing agreement with Northwestern University (the "Northwestern License") on September 1, 1996. The Northwestern license is for the exclusive rights to produce, market and sell aluminum free HPDLs worldwide using certain patents and know how, as defined in the Northwestern license, owned by Northwestern University. Under the terms of the Northwestern license, the rights expire upon the expiration of the patents or ten years from the date of the first commercial sale in countries where no patent rights exist.

     In consideration for the Northwestern license, the Company paid Northwestern University a non-refundable license fee of $21,000 plus $10,000 of the Company's unregistered common stock (1,231 shares). In addition, the Company issued 1,500 shares of unregistered common stock, valued at $2,586. These amounts have been charged to research and development expense. Royalties are also required for sales derived from this technology and are based on net sales volume on a sliding scale from 4% to 1%.

     In November 1996, the Company entered into an agreement with a Professor at Northwestern University for services as an advisor to transfer the aluminum free technology to the Company for commercial production. In consideration for the agreement, the Company committed to issue 120,000 shares of the Company's unregistered common stock to the Professor. The fair market value of the Company's unregistered common stock granted, as of the date of the agreement, was $1,050,000.

     The Company has submitted a plan for the further development and commercialization of certain Licensed Products, including the transfer of technology and "know-how" from Northwestern University. The Company has paid royalties due to Northwestern University under the License Agreement and provided further information concerning the Company's satisfaction of the License Agreement milestones. As of March 20, 2000 the Company has met all of the requirements of the Northwestern License. The Company continues to develop this technology and expects to introduce new aluminum free products as time goes on.

                             SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                                             BALANCE SHEET


                                                                  December 31, 1999        March 31, 2000
                                                                                             (unaudited)
         Assets

         Current assets

             Cash and equivalents .............................      $    347,747          $  4,999,660

             Accounts Receivable, net of allowance for doubtful
               accounts of $583,293 and $583,293, respectively            295,561               290,683

             Inventory ........................................           861,911               877,074

             Prepaid expenses and other assets ................            24,957                24,957
                                                                     ------------          ------------

                  Total current assets ........................         1,530,176             6,192,374


         Property, plant and equipment, net ...................         2,584,974             2,533,524

         Deposits and other assets ............................           149,396               132,802
                                                                     ------------          ------------

                  Total assets ................................      $  4,264,546          $  8,858,700
                                                                     ============          ============

         Liabilities and Shareholders' Equity

         Current liabilities

             Accounts payable .................................      $    708,193          $    770,114

             Notes Payable (Line of Credit) ...................         1,000,000             1,000,000

             Accrued expenses and other liabilities ...........           174,809               193,797

             Current portion of long-term debt ................            44,368                41,505
                                                                     ------------          ------------

                  Total current liabilities ...................         1,927,320             2,005,416

         Long-term debt .......................................           713,668               703,122

         Accrued royalty payments .............................           100,000               100,000
                                                                     ------------          ------------

                  Total liabilities ...........................         2,741,038             2,808,538
                                                                     ------------          ------------

         Commitment and contingencies (Notes 2 and 5)

         Shareholders' Equity

         Common stock, $.01 par value, 75,000,000 shares
         authorized, 15,641,064 issued and outstanding at
         December 31, 1999; 28,474,389 issued and outstanding .           156,411               284,744
         at March 31, 2000

         Subscriptions Receivable .............................          (100,000)                 --

         Common stock

         Treasury stock .......................................          (248,241)             (248,241)

         Convertible Preferred Stock ..........................            10,000                10,000

         Additional paid-in capital ...........................        22,034,365            27,636,453


         Accumulated deficit ..................................       (20,329,027)          (21,632,794)
                                                                     ------------          ------------

                  Total shareholders' equity ..................         1,523,508             6,050,162
                                                                     ------------          ------------

                  Total liabilities and shareholders' equity ..      $  4,262,546          $  8,858,700
                                                                     ============          ============

                 See accompanying notes to financial statements.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                             STATEMENT OF OPERATIONS


                                                           Three Months End March 31
                                                     1999                      2000
                                                  (unaudited)               (unaudited)

Net Sales ..........................             $    298,545              $    405,850

Cost of sales ......................                 (663,886)                 (813,766)
                                                 ------------              ------------

         Gross margin ..............                 (365,341)                 (407,916)

Operating expenses:

Research and development expenses ..             $      1,738              $     11,774

Sales and marketing expenses .......                   63,220                    82,681

General and administrative expenses                   570,804                   821,861
                                                 ------------              ------------

         Loss from operations ......                1,001,103                 1,324,232

Interest income ....................                      305                    20,465

         Net loss ..................                1,000,798                 1,303,767
                                                 ============              ============

Earnings per share-basic and diluted                   ($0.09)                   ($0.07)
                                                 ------------              ------------

Weighted average shares outstanding                11,226,052                18,125,138
                                                 ============              ============


                 See accompanying notes to financial statements.

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
                            STATEMENTS OF CASH FLOWS

                                                                         Three Months Ended March 31,
                                                                            1999           2000
                                                                         (unaudited)    (unaudited)
                                                                         -----------    -----------
Cash flows form operating activities:

Net loss .............................................................   $(1,000,798)   $(1,303,767)

Adjustments to reconcile net loss to cash used in operating activities:

Depreciation and amortization ........................................        51,990         51,870
                                                                         -----------    -----------

Expenses settled through the issuance of Common Shares,
options and warrants .................................................          --             --



Change in assets and liabilities:

         (Increase)/decrease in accounts receivable ..................       144,745          4,878

         (Increase)/decrease in inventory ............................        10,390        (15,163)

         (Increase)/decrease in prepaid expenses and other assets ....         4,731           --

         (Increase)/decrease in deposits and other assets ............       (27,160)        16,594

         Increase/(decrease) in accounts payable .....................       (18,998)        61,921

         Increase/(decrease) in accrued expenses and other liabilities         6,882         16,126
                                                                         -----------    -----------

Net cash used in operating activities ................................      (828,218)    (1,167,541)
                                                                         -----------    -----------

Cash flows from investing activities:

Purchase of property, plant and equipment ............................          (326)          --

Sale of equipment ....................................................          --             --

Net cash provided by (used for) investing activities .................          (326)          --

Cash flows from financing activities:

Issuance of stock, net of expenses ...................................       707,964      5,830,000

Issuance of warrants .................................................        31,500           --

Proceeds from short-term debt ........................................       300,000           --

Payments on long-term debt ...........................................        (9,769)       (10,546)
                                                                         -----------    -----------

Net cash provided by financing activities ............................     1,029,695      5,819,454
                                                                         -----------    -----------

Net increase in cash, cash equivalents and restricted cash ...........       201,151      4,651,913

Cash, cash equivalents and restricted cash at beginning of period ....       112,695        347,747
                                                                         -----------    -----------

Cash, cash equivalents and restricted cash at end of period ..........   $   313,846    $ 4,999,660
                                                                         -----------    -----------


                 See accompanying notes to financial statements.

                  Semiconductor Laser International Corporation

                          Notes to Financial Statements
                                 March 31, 2000
                                   (Unaudited)

1. Organization

     Semiconductor Laser International Corporation (the "Company") was incorporated in New York State in September 1993 and, subsequently, reincorporated in Delaware in September 1997, to produce high power semiconductor diode laser wafers and bars ("HPDLs"), and to market these products worldwide.

2. Financial Resources and Liquidity

     The Company has incurred net losses from inception and has at March 31, 2000 an accumulated deficit of $21,632,373 and working capital of $4,186,958. While the Company has raised approximately $5.7 million from a series of private placements since January 1, 2000, ( See Note 8 ), certain of the monies will be utilized to pay payables in arrears. Prospectively, however, the Company needs to demonstrate an ability to increase its sales, generate positive gross margins and net income. Based upon the fiscal 2000 budget, the Company expects that its cash and working capital requirements will continue to be significant as its operations expand. The Company expects that such cash and working capital requirements will be satisfied through a combination of revenue growth and additional private equity financings. There can be no assurance that such additional financing can be consummated.

3. Basis of Presentation

     The accompanying unaudited financial statements have been prepared by the Company. Certain information and footnote disclosures normally included in financial statements prepared in conformity with generally accepted accounting principles have been condensed or omitted. In the opinion of the Company's management, the disclosures made are adequate to make the information presented not misleading, and the financial statements contain all adjustments necessary to present fairly the financial position as of March 31, 2000 and the results of operations and cash flows for the three months ended March 31, 2000 and 1999. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the full year.

4. Summary of Significant Accounting Policies

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less, at the date of purchase, to be cash equivalents.

Inventory

     Inventory is valued at the lower of cost or market on a first in, first out
(FIFO) method.

Depreciation and amortization

     Property, plant and equipment are recorded at cost and depreciated over the assets' estimated useful lives ranging from three to twenty years. Depreciation is computed using the straight-line method for financial reporting. Expenditures for major renewals and betterments that extend the useful lives of the property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Impairment of long-lived assets

     Assessments of the recoverability of long-lived assets are conducted when events or circumstances occur that indicate that the carrying value of the asset may not be recoverable. The measurement of impairment is based on the ability to recover such carrying value from the future undiscounted cash flows of related operations. In the event such cash flows are not to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values.

Revenue recognition

     Revenue recognition is based on the terms of the underlying sales agreements (purchase orders or contracts), typically when products are shipped to customers.

Research and development

     Research and development costs are expensed as incurred.

Income taxes

     The Company provides for income taxes in accordance with the liability method as set forth in Financial Accounting Standards No. 109, "Accounting for Income Taxes." This method provides that deferred tax assets and liabilities are recorded, using currently enacted tax rates, based upon the difference between the tax bases of assets and liabilities and their carrying amounts for financial statement purposes. A valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized.

Net loss per share

     Net loss per share, basic and diluted, is computed using the weighted average number of shares of common stock outstanding.

     As of March 31, 2000, the Company had outstanding warrants and options to purchase 12,423,271 and 562,629 shares of common stock, respectively, which are not included in the calculation of earnings per share for the three months ended March 31, 2000, and would not be included in such calculation due to the anti-dilutive nature of these instruments. Of the warrants excluded from such calculation, 1,948,000 expired by their terms on March 19, 2000.

     As of March 31, 1999, the Company had outstanding warrants and options to purchase 3,446,334 and 148,455 shares of common stock, respectively, which are not included in the calculation of earnings per share for the three months ended March 31, 1999, and would not be included in such calculation due to the anti-dilutive nature of these instruments.

5. Commitment, Contingencies and Other Matters

Operating Leases

     Rent expense under non-cancellable operating leases, including the FINOVA leases, was $262,660 for the three months ended March 31,2000. Rent expense under non-cancellable operating leases, including the FINOVA leases, was $278,860 for the three months ended March 31, 1999.

     Future minimum payments under non-cancellable operating leases, including the FINOVA lease agreement, at March 31, 2000, are as follows:

                         Year ending
                         December 31,       Commitment

                    2000(1)              $  755,061(1)
                    2001                    605,207
                                         ----------
                                         $1,360,268
                                         ==========


---------------
(1)  Nine months

6.  Income taxes

     Net operating loss carry forwards of approximately $20,500,000 expire in the years 2008 to 2013. Internal Revenue Code Section 382 places a limitation on the utilization of Federal net operating loss carry forwards when an ownership change, as defined by tax law, occurs. The annual utilization of net operating loss carryforward generated prior to such changes in ownership will be limited, in any one year, to a percentage of fair market value of the Company at the time of the ownership change.

7. Litigation/Investigation

     The Company is currently engaged in litigation with a former employee, Dr. Keith Evans, against whom the Company brought an action for breach of confidentiality obligations and defamation of character. In 1997, Dr. Evans responded with a counter claim alleging defamation of character and is seeking $500,000 in damages. The action is pending in the Supreme Court of Broome County, New York. The litigation is presently in the discovery stage. The Company believes the counter claim is without merit and is vigorously defending such action and further, believes that the ultimate outcome of such action will not have a material impact on the financial condition, results of operations or cash flows of the Company.

     Since April 1998, the Company had been responding to informal requests for information from the Securities and Exchange Commission (the "Commission"). In August 1998, the Company learned that in June 1998, the Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with the Company. Pursuant to this formal order of investigation, the Company and certain of its current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Commission. The Company does not know whether or not this investigation remains active and is not able to speculate as to the specific subject matter of the investigation. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company. The Company has cooperated with the investigation and has responded to all requests for information in connection with the investigation. No such requests for information has been forthcoming since late 1998.

     In August 1998, the Company learned that the United States Attorney's Office for the Southern District of New York is investigating whether violations of securities laws have occurred in connection with the Company's public disclosures but has been informed that the Company is not presently a target of the investigation. The Company has cooperated fully with the investigation and has responded to a grand jury subpoena issued in connection with the investigation. The Company does not know whether or not this investigation remains active and is unable to speculate as to the outcome or possible effect of the investigation on the Company or its management. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on the Company or its current management. Management believes that there are meritorious defenses to the issues raised by this investigation and intends to defend this matter vigorously. No requests for information have been received since late 1998.

     In November 1999, an action was filed against the Company and several of its present and former officers and directors in the United States Federal Court for the District of Massachusetts entitled Timothy Geran v. Semiconductor Laser International Corporation, Whale Securities Co., LP, Geoffrey T. Burnham, Allen
W. Johnson, Jr., Theodore W. Konopelski, Susan M. Burnham, George Barrett, David
L. Koffman, Brian Thompson, and Nicholas L. Prioletti, Jr., Case No. CA99-30-251
 - MAP. The Complaint alleges violations by the defendants of Section 12(a)(2) of the Securities Act of 1933 arising out of alleged misrepresentations by defendants as to the Company that allegedly induced plaintiff to purchase warrants to purchase the Company's common stock. The Complaint seeks damages of $27,782. The Company believes it has meritorious defenses to this action and intends to defend the action vigorously and further, believes that the ultimate outcome of such action will not have a material impact on the financial condition or results of operations of the Company.

     The Company is currently engaged in litigation with Newport Corporation in the Supreme Court of Broome County, New York, a vendor who is seeking to recover $100,508 for goods allegedly sold to the Company. The action was commenced on June 2, 1999. Based on losses sustained by the Company as a result of previously supplied defective equipment from this vendor, the Company's counterclaim exceeds the amount sued for by Newport Corporation. The Company believes that the ultimate outcome of the action will not have a material impact on the financial condition or results of operations of the Company.

     The Company is currently engaged in litigation with IOS Capital Corporation, a vendor who is seeking to recover $55,821 on the basis of an alleged default by the Company in making its lease agreement installments for color copying equipment. The action was commenced on July 9, 1999 in the Supreme Court of Oneida County, New York. The Company believes that the vendor was incapable of providing a working product acceptable to the Company and the equipment was returned to the vendor as a result. The Company believes that the ultimate outcome of the action will not have a material impact on the financial condition or results of operations of the Company.

     The Company is currently engaged in a lawsuit with one of its customers, Rocky Mountain Instruments ("RMI"). RMI disputes the amounts owed to the Company regarding certain orders, has made claims regarding defects in certain of the units delivered and it is currently late in making payments on such orders. The Company believes that RMI owes approximately $468,571(including a late charge) to the Company. The Company also has asserted claims for lost profits and other damages. The Company has retained an expert in the lawsuit with RMI to determine the amount of its damages. On November 2, 1999 the Company filed a Complaint and Jury Demand against RMI in District Court claiming, among other things, that RMI had breached its contract and failed to fulfill its promises relating to RMI's purchase of laser diodes from the Company. A trial date has not yet been established. The Company's allowance for doubtful accounts includes the aforementioned amount which remains uncollected.

8. Financing

     The Company entered into a Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of February 5, 1999, with bmp Mobility AG Venture Capital ("bmp"), as amended by Amendment No. 1 to Securities Purchase Agreement (the "Amendment"), dated as of April 28, 1999 (the Securities Purchase Agreement, as amended by the Amendment is hereinafter referred to as the "Amended Purchase Agreement"). Pursuant to the terms of the Amended Purchase Agreement, bmp purchased, 2,000,000 shares of the Company's Common Stock and 1,000,000 shares of the Company's Series B Convertible Preferred Stock,$.01 par value per share, (the "Series B Stock") each convertible into 5 shares of the Company's Common Stock or an aggregate of 5,000,000 shares of the Company's Common Stock. bmp had previously purchased 367,650 shares of the Company's Common Stock in unrelated open market transactions. In connection with the Amendment, on June 26, 1999 the Company issued to bmp a five year warrant to purchase an aggregate of 500,000 shares Common Stock, at an exercise price of $0.50 per share (the "bmp Warrant").

     In connection with the Amendment, the Company entered into a consulting agreement, dated as of April 28, 1999, (the "Consulting Agreement") between the Company and bmp Management Consultants GmbH ("bmp Consultants"), a German limited liability corporation wholly-owned by bmp AG Venture Capital & Network Management, the parent company of bmp, providing for the retention of bmp Consultants as strategic and financial consultants to the Company, for an aggregate consulting fee of $200,000. Pursuant to a verbal agreement with bmp Consultants the Company will be billed on a work performed basis for the $200,000 aggregate consulting fee. As of March 31, 2000, bmp Consultants had been paid $80,887. bmp is no longer providing such services. In addition, bmp is eligible to receive a finder's fee in the amount of 5% of the net proceeds of any transaction involving the raising of debt or equity capital in a private placement from a source introduced to the Company by bmp consummated by the Company until June 26, 2001. The shares of Common Stock issued to bmp contain certain demand and piggyback registration rights and the Series B Stock contains certain anti-dilution rights. Based on public filings, the Company is aware that bmp has transferred ownership of its shares of Common Stock, Series B Stock and the bmp Warrant to ANB Alster Neue Beiteiligungs GmbH KG ("ANB").

     The Company has available a collateralized line of credit with BSB Bank(the "Loan Agreement"), subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. The line, bears interest at prime plus 2.5%. The Company has utilized $1,000,000 of this line as of March 31, 2000.

     In January 2000, BSB required the Company to provide it with additional security for the Loan Agreement in the form of a $750,000 second mortgage on the Company's facility and a first security interest in all of its assets. The second mortgage and the security agreement granting the requested security interest were executed and delivered to BSB on January 31, 2000. BSB has agreed to release the lien of the second mortgage upon satisfaction of its first mortgage, and a pay down or permanent reduction of the Company's line of credit with BSB of $300,000 or a pledge of cash collateral in such amount.

     BSB agreed to waive the default of the Company under the Loan Agreement with respect to "Mandatory Loan Repayments" and waived the Affirmative Covenants
- "Financial Covenants and Ratios" at December 31, 1999. Subsequently, BSB agreed to waive the default of the Company under the Loan Agreement with respect to "Mandatory Loan Repayments" for the period ending February 29, 2000 provided the Company met the borrowing base requirements as of March 3, 2000. These requirements were met by the Company. In May 2000, the Company agreed with BSB to pay down approximately $210,000 of the collateralized line of credit, representing the amount in excess of the borrowing base. In connection with such agreement, the line of credit will be extended to March 31, 2001. In addition, the Company agreed to issue BSB warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $1.00 per share.

     In conjunction with the Securities Purchase Agreement, on February 16, 1999, the Company issued to BSB, a five year warrant to purchase an aggregate of 500,000 shares of the Company's common stock at an exercise price of $0.575 per share (the "BSB Warrant"). The shares issuable upon exercise of the BSB Warrant contain certain registration rights. The value of the BSB warrant has been reflected as deferred financing costs in the Company's financial statements and will be amortized over the period commencing from date of issue to May 31, 2000.

     On March 14, 2000, the Company entered into a Waiver and Lock-up Agreement with BSB, pursuant to which BSB waived any rights to adjustment that it may have under the BSB Warrant. In addition, BSB agreed not to transfer the shares of Common Stock issuable to BSB upon conversion of the BSB Warrant until March 20, 2001 without the prior written consent of the Company. The Series B Convertible Preferred Stock and warrants purchased by bmp (and subsequently transferred to ANB) contain certain provisions relating to anti-dilution protection against private placement issuances of securities below fair market value. The Company has had certain discussions with a representative of ANB concerning the applicability of these provisions to the private placements consummated subsequent to January 1, 2000. The Company has contended that no such adjustment is required and sought a waiver of such provisions. To date, no agreement has been reached. To the extent it is determined that such adjustment is required, the failure to reach such agreement could result in an increase in the number of shares of the Company's common stock issuable upon exercise of the Series B Convertible Preferred Stock and warrants and thereby result in potential dilution to existing shareholders.

     In September 1999, 2,979,256 shares of Common Stock were issued in a private placement at an aggregate purchase price of $1,117,221. The Company received $1,061,422 net of finder's fees. The shares of Common Stock issued in this private placement contain certain piggyback registration rights.

     The Company has issued an aggregate of 12,833,333 shares of Common Stock and 9,743,333 warrants in a series of private placements consummated between December 31, 1999 and March 31, 2000. The Company raised an aggregate of $5,730,000 from such private placements at purchase prices ranging between $0.30 and $0.50 per share and warrant exercise prices ranging between $0.75 and $1.0625 per share. The warrants range between 4 to 5 year warrants. The Company is seeking to raise up to an additional $4,000,000 of private placement equity financing. There can be no assurance that such additional financing can be consummated.